Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MASTERBRAND CABINETS, INC.,

TAN U.S. GROUP, INC.,

WOODCRAFTERS GP, LLC,

MITCHELL J. JONES,

RICHARD J. VAZQUEZ,

SAMUEL LUGO,

RICARDO A. VILLARREAL,

RICHARD W. BARR,

RODOLFO GUERRERO,

ERIC DIAZ BOSCH,

WOODCRAFTERS HOME PRODUCTS HOLDING, LLC,

AND

ABRAHAM TANUS, for the limited purposes set forth herein

May 1, 2013

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Defined Terms	1
1.2	Interpretation	15

ARTICLE II SALE AND PURCHASE OF THE MEMBERSHIP INTERESTS; CLOSING		16
2.1	Purchase of the Membership Interests	16
2.2	The Closing	16
2.3	Consideration	16
2.4	Purchase Price Adjustments	17
2.5	Holdback Provisions	20
2.6	Pre-Closing Capital Expenditures	21

ARTICLE III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS		21
3.1	Organization; Authorization; Binding Obligations	21
3.2	Ownership of Membership Interests	22
3.3	No Conflicts	22
3.4	Authorizations	23
3.5	No Litigation	23
3.6	No Brokers	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND THE SUBSIDIARIES		23
4.1	Organization and Good Standing; Authority Relative to Contemplated Transactions	23
4.2	Subsidiaries	24
4.3	Capitalization	25
4.4	Absence of Conflict	26
4.5	Governmental and Other Authorizations	26
4.6	Financial Statements	26
4.7	Accounts Receivable	26
4.8	Company Indebtedness	27
4.9	No Undisclosed Liabilities	27
4.10	No Material Adverse Change; Absence of Certain Changes or Events	27
4.11	Inventory	29
4.12	Permits	29
4.13	Real Property	30
4.14	Personal Property	32
4.15	Litigation	32
4.16	Taxes	33
4.17	Labor Matters; Officers, Managers, Directors and Employees.	35
4.18	Benefit Plans	38
4.19	Insurance	38
4.20	Material Agreements	39
4.21	Compliance with Law	41
4.22	Export Controls	41

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4.23	Environmental Compliance	41
4.24	No Brokers or Finders	43
4.25	Affiliated Transactions	43
4.26	Product Warranty; Product Liability	43
4.27	Bank Accounts	43
4.28	Intellectual Property	43
4.29	Books and Records	45
4.30	Customers and Suppliers	45
4.31	Improper and Other Payments	46

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		47
5.1	Organization and Good Standing	47
5.2	Authority Relative to Agreement; Effect of Agreement	47
5.3	Absence of Conflict	47
5.4	Authorizations	47
5.5	Litigation	48
5.6	No Brokers or Finders	48
5.7	Investment	48
5.8	Restricted Securities	48

ARTICLE VI PRE-CLOSING COVENANTS		48
6.1	Conduct of the Business	48
6.2	Closing Efforts; HSR Act and Mexican Competition Law Filings	51
6.3	Consents	52
6.4	Exclusivity	52
6.5	Access	53
6.6	Notice of Breaches	53
6.7	Confidentiality	53
6.8	Pre-Closing Reorganization	54
6.9	Pre-Closing Corporate Entity Organizational Structure	54

ARTICLE VII POST-CLOSING COVENANTS		55
7.1	General	55
7.2	Litigation Matters	55
7.3	Tax Matters.	55
7.4	Non-competition; Non-solicitation	59
7.5	Confidential Information	60
7.6	General Release.	61
7.7	Expenses	62
7.8	Supply Arrangements	62

ARTICLE VIII CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS		62
8.1	Correctness of Representations and Warranties	62
8.2	Compliance With Agreements	62
8.3	Absence of Litigation; No Injunction	62
8.4	Closing Certificate	63

8.5	HSR Act and Mexican Competition Law; Consents	63
8.6	Company Indebtedness; Employee Loans	63
8.7	Payoff Letters	63
8.8	Bank Accounts	63
8.9	Leased Real Property Deliverables	63
8.10	Resignations	64
8.11	Opinions of Counsel	64
8.12	Closing Certificates	64
8.13	Minute Books and Equity Record Books	65
8.14	FIRPTA Certificates	65
8.15	No Material Adverse Change	65
8.16	Assignment of Membership Interests	65
8.17	Pre-Closing Reorganization	65
8.18	Proof of Corporate Action	65
8.19	Name Change of Subsidiary	65
8.20	Delivery of Other Transaction Agreements	65

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		65
9.1	Correctness of Representations and Warranties	65
9.2	Compliance with Agreements	66
9.3	Absence of Litigation	66
9.4	Closing Certificate	66
9.5	HSR Act and Mexican Competition Law; Consents	66
9.6	Proof of Corporate Action	66
9.7	Incumbency Certificate	66
9.8	Delivery of Other Transaction Agreements	66

ARTICLE X INDEMNIFICATION AND RELATED MATTERS		66
10.1	Indemnification by Sellers	66
10.2	Indemnification by Purchaser	67
10.3	Survival of Representations, Warranties and Covenants; Limitations	68
10.4	Procedures with Respect to Claims	69
10.5	Calculation and Mitigation of Damages	71
10.6	Indemnity Holdback Amount	71
10.7	Exclusive Remedy	71
10.8	Tax Treatment of Indemnification Payments	71

ARTICLE XI MISCELLANEOUS		72
11.1	Termination	72
11.2	Publicity; Confidentiality	73
11.3	Entire Agreement	73
11.4	Notices	73
11.5	Binding Effect; Assignment	77
11.6	Amendments; Waivers; Remedies Cumulative	78
11.7	Counterparts; Signatures by Telecopy	78
11.8	Governing Law	78
11.9	Waiver of Jury Trial	78

11.10	Consent to Jurisdiction	78
11.11	Severability	79
11.12	Enforcement of Agreement	79
11.13	Further Assurances	79
11.14	Time of Essence	79

Exhibits and Schedules

Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of License Agreement
Exhibit C	Form of Limited Guaranty Agreement
Exhibit D	Form of Opinion of White & Case LLP
Exhibit E	Form of Opinion of Heather & Heather S.C.
Exhibit F	Form of Assignment of Membership Interests

Schedules
Schedule 2.3(c)	Payment and Holdback Allocations
Schedule 2.3(d)	Allocation Principles
Schedule 2.4(a)	Example Closing Net Working Capital Calculation
Schedule 3.2	Company’s Membership Interests
Schedule 3.4	Authorizations
Schedule 4.1(a)	Jurisdictions Where the Company is Qualified to Do Business
Schedule 4.2(a)	List of Subsidiaries
Schedule 4.2(b)	Subsidiaries Authorizations
Schedule 4.3(a)	Subsidiaries’ Equity Interests
Schedule 4.3(b)	Obligations to Make Distributions
Schedule 4.4(i)	Change of Control Consents
Schedule 4.4(ii)	Change of Control Notices
Schedule 4.5	Governmental and Other Authorizations
Schedule 4.6	Financial Statements
Schedule 4.7	Accounts Receivables’ Disputed Items and Claims
Schedule 4.8	Indebtedness
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10	Absence of Certain Changes
Schedule 4.10(g)	Proceedings to Dispute Current Liabilities
Schedule 4.10(h)	Employee Loans
Schedule 4.12	List of All Permits Issued to or Held by the Company or Any of its Subsidiaries
Schedule 4.13(a)	Owned Real Property
Schedule 4.13(b)	Leased Real Property
Schedule 4.13(c)	Real Property
Schedule 4.13(d)	Lease Termination Rights and Consent Requirements
Schedule 4.13(g)	Real Property within Flood Hazard Area
Schedule 4.14	Personal Property
Schedule 4.15	Litigation
Schedule 4.16(a)	Unpaid Taxes
Schedule 4.16(c)	Private Rulings
Schedule 4.16(i)	Jurisdictions in which Tax is Payable
Schedule 4.16(m)	Deferred Income Transactions
Schedule 4.17(a)	Collective Bargaining Agreements
Schedule 4.17(b)	Employment Laws Enforcement Actions
Schedule 4.17(f)(i)	Officers, Managers and Directors

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Schedules (Cont.)
Schedule 4.17(f)(ii)	Company’s Non “At-Will” Employment Relationships
Schedule 4.17(h)	Employment Severance or “Golden Parachute” Agreements
Schedule 4.18	Benefit Plans
Schedule 4.19	Insurance
Schedule 4.20(a)	Material Agreements
Schedule 4.21	Noncompliance with Law
Schedule 4.23	Environmental Noncompliance
Schedule 4.23(h)	Environmental Attributes
Schedule 4.25	Affiliated Transactions
Schedule 4.26	Terms and Conditions of Sale and Lease
Schedule 4.27	Bank Accounts and Authorized Signatories
Schedule 4.28(d)	Owned Intellectual Property
Schedule 4.28(e)	Third-Party Intellectual Property
Schedule 4.28(g)	Intellectual Property Licenses
Schedule 4.28(k)	Programs, Databases and Software
Schedule 4.30(a)	Major Customers
Schedule 4.30(b)	Major Suppliers
Schedule 5.4	Authorizations
Schedule 6.1(d)	Conduct of the Business
Schedule 6.1(d)(ix)	Permitted Employees
Schedule 7.4(a)(iii)	Non-Solicitation Exceptions

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of May 1, 2013 by and among MasterBrand Cabinets, Inc., a Delaware corporation (“Purchaser”), Tan U.S. Group, Inc., a Delaware corporation (“Tan”), Woodcrafters GP, LLC, a Delaware limited liability company (“WGP”), Mitchell J. Jones (“Jones”), Richard J. Vazquez (“Vazquez”), Samuel Lugo (“Lugo”), Ricardo A. Villarreal (“Villarreal”), Richard W. Barr (“Barr”), Rodolfo Guerrero (“Guerrero”), Eric Diaz Bosch (“Bosch” and, together with Tan, WGP, Jones, Vazquez, Lugo, Villarreal, Barr and Guerrero, each individually a “Seller” and, collectively, “Sellers”), and WoodCrafters Home Products Holding, LLC, a Delaware limited liability company (the “Company”) and, solely for purposes of Section 6.4, Section 7.4, Section 7.5, Section 7.6, Section 7.8 and Article XI, Abraham Tanus (“Tanus”). Purchaser, Sellers and the Company and, solely for purposes of Section 6.4, Section 7.4, Section 7.5, Section 7.6, Section 7.8 and Article XI, Tanus, are hereinafter collectively referred to as the “Parties” and each, a “Party”.

RECITALS

WHEREAS, Sellers own all of the outstanding membership interests (the “Membership Interests”) of the Company; and

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase and acquire from Sellers, the Membership Interests, upon the terms and subject to the conditions set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified or referred to below (terms defined in the singular to have the correlative meaning in the plural and vice versa):

“Accounting Firm” means (a) KPMG LLP, unless KPMG LLP has a conflict of interest or is otherwise unable to serve as the Accounting Firm, (b) if KPMG LLP is unable to serve as the Accounting Firm, Deloitte & Touche LLP, unless Deloitte & Touche LLP has a conflict of interest or is otherwise unable to serve as the Accounting Firm, and (c) if each of KPMG LLP and Deloitte & Touche LLP has a conflict of interest or is unable to serve as the Accounting Firm, such other accounting firm of international recognition having significant experience in the Company’s industry that is mutually agreeable to, and independent of, each Party.

“Action” means any action, complaint, claim, petition, demand, lawsuit, arbitration, inquiry, audit, notice of violation, litigation, citation, summons, subpoena, investigation, examination, suit or other proceeding of any nature, whether civil, criminal, administrative, regulatory or otherwise, whether class, derivative or individual in nature, and whether in Law, contract, equity or otherwise, before or by any arbitrator or Governmental Body.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning set forth in Section 4.25.

“Agreed Amount” has the meaning set forth in Section 10.4(a)(ii).

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Alternative Structure” has the meaning set forth in Section 6.9(a).

“Appurtenant Easements” has the meaning set forth in Section 4.13(i).

“Audited Financial Statements” has the meaning set forth in Section 4.6.

“Authorization” means any approval, accreditation, consent, license, permit, franchise, certification, certificate of authority, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Person.

“Balance Sheet Date” means December 31, 2012.

“Barr” has the meaning set forth in the introduction to this Agreement.

“Basket” has the meaning set forth in Section 10.3(b).

“Benefit Plans” has the meaning set forth in Section 4.18.

“Bosch” has the meaning set forth in the introduction to this Agreement.

“BPR Software” has the meaning set forth in Section 4.28(k).

“Brokers Obligations” means any obligation to a broker, finder or investment banker for brokerage or finder’s fees, commissions, success fees or any similar payment and any other Liability to any such Person.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in Chicago, Illinois are authorized or required to be closed.

“Business Proprietary Rights” has the meaning set forth in Section 4.28(a).

“Cap” has the meaning set forth in Section 10.3(c).

“Cash” means, as of a specified time, the sum of all cash and cash equivalents of the Company and the Subsidiaries on a consolidated basis as of such time, reduced by outstanding accounts payable and other obligations for which the Company has issued checks or authorized automatic account withdrawals which have not cleared.

“Change of Control Consent” means an Authorization required to be obtained prior to Closing of the Contemplated Transactions or the change of control of the Company and any Subsidiary which would be occasioned hereby.

“Change of Control Notice” means a notice or other communication, if any, required to be provided prior to or following the Closing Date with respect to the Contemplated Transactions or the change of control of the Company and any Subsidiary which would be occasioned hereby.

“Claims” has the meaning set forth in Section 7.6(a).

“Claimed Amount” has the meaning set forth in Section 10.4(a).

“Claim Notice” has the meaning set forth in Section 10.4(a).

“Closing” means the closing of the Contemplated Transactions.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Closing Date” means the earlier of (i) August 30, 2013, the date on which the Parties shall use their commercially reasonable efforts to effect the Closing, (ii) the date that is three (3) Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the Contemplated Transactions hereby (excluding the delivery at the Closing of any of the documents set forth in ARTICLE VIII OR ARTICLE IX), and (iii) such other date as may be mutually agreed to by the Parties in writing.

“Closing Date Cash” has the meaning set forth in Section 2.4(a).

“Closing Date Cash Adjustment” has the meaning set forth in Section 2.4(d).

“Closing Date Company Indebtedness” has the meaning set forth in Section 2.4(a).

“Closing Date Schedule” has the meaning set forth in Section 2.4(a).

“Closing Net Working Capital” means (a) the sum of the Current Assets of the Company and the Subsidiaries on a consolidated basis as of the Effective Time, less (b) the sum of the Current Liabilities of the Company and the Subsidiaries on a consolidated basis as of the Effective Time. The foregoing shall be calculated after the Closing for purposes of the Closing Date Schedule and the adjustments contemplated by ARTICLE II.

“Closing Payment” means the Purchase Price (exclusive of any adjustments pursuant to clauses (a)-(d) of the definition, but adjusted pursuant to Section 2.6) minus each of the Working Capital Holdback Amount and the Indemnity Holdback Amount.

“Code” means the Internal Revenue Code of 1986.

“Collar Amount” means $500,000.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Indebtedness” means the sum of (a) all funded indebtedness for borrowed money (expressly excluding Current Liabilities for purposes of Closing Net Working Capital), (b) all obligations evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures or other similar instruments, as well as the long-term portion of all obligations for the deferred purchase price of property or assets, (c) all capital leases, (d) all obligations for reimbursement of any obligor on any line of credit, banker’s acceptance or similar credit transaction, (e) the liquidation value of any redeemable preferred equity interest, (f) all obligations of the type referred to in clauses (a) through (e) of any Person for payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Encumbrance on any asset of the Company or any Subsidiary. For the avoidance of doubt, Company Indebtedness shall include all accrued but unpaid interest thereon and any other accrued but unpaid fees, costs or expenses payable in connection therewith (the “Debt Items”) of the Company and the Subsidiaries on a consolidated basis.

“Competing Business” means the manufacture, wholesale sale or wholesale distribution of kitchen cabinets, bathroom vanities and polyester composite kitchen tops, bathroom tops and sinks.

“Contemplated Transactions” means the sale and purchase of the Membership Interests, and the execution, delivery and performance of and compliance with this Agreement (including completion of the Pre-Closing Reorganization in accordance with this Agreement) and all other Transaction Agreements.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, guarantee, license, franchise, permit, instrument, lease, commitment, understanding, arrangement, letter of intent, or other instrument or obligation (whether written or oral), and any amendment thereto.

“Controlling Party” has the meaning set forth in Section 10.4(b)(ii).

“Current Assets” means accounts receivable with balances that are past due by ninety (90) days or less (net of allowances for doubtful accounts, sales returns, rebates and discounts), interest receivable (net of allowance for doubtful interest receivable), inventory (net of reserves), prepaid expenses and other current assets, but excluding (a) Cash, (b) the portion of any prepaid expense of which Purchaser will not receive the benefit following Closing, (c) deferred Tax assets (other than value added tax (IVA) receivables) and (d) receivables or pre-paid expenses from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates (except to the extent such receivables or pre-paid expenses pertain to the supply arrangements set forth in Section 7.8, both of which shall be included in Current Assets), determined in accordance with GAAP in a manner consistent with the classification in the audited consolidated financial statements of the Company for the year ended December 31, 2012.

“Current Liabilities” means accounts payable, accrued Taxes, accrued expenses and other current liabilities, but excluding (a) the current portion of long term debt and accrued interest related thereto (including any applicable Debt Items) and (b) payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates (except to the extent such payables pertain to (i) annual management incentive compensation bonus accruals for the 2012 and 2013 year which shall be accrued for in the Interim Financial Statements in accordance with GAAP or (ii) the supply arrangements set forth in Section 7.8, both of which shall be included in Current Liabilities), determined in accordance with GAAP in a manner consistent with the classification in the audited consolidated financial statements of the Company for the year ended December 31, 2012.

“Damages” means any and all obligations and other Liabilities, monetary damages (excluding incidental and consequential damages, except to the extent an Indemnified Party is obligated to pay incidental or consequential damages in connection with a Third Party Claim), fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Claim, the Tax Indemnity or an indemnification claim under ARTICLE X), whether in contract, tort, strict liability or otherwise.

“Debt Items” has the meaning set forth in the definition of Company Indebtedness.

“DISC” has the meaning set forth in Section 4.16(o).

“Disclosure Schedule” has the meaning set forth in the introduction to ARTICLE III.

“Dispute” has the meaning set forth in Section 10.4(a)(iii).

“Effective Time” means 11:59 p.m. (Chicago, Illinois time) on the Closing Date.

“Encumbrance” means any security interest, charge, claim, community property interest, equitable interest, mortgage, deed of trust, lien (statutory or other), option, pledge, right of first refusal, right of first offer, encumbrance, covenant, condition, easement, right-of-way, assessment or restriction, including any restriction on the use, voting, transfer, receipt of income or other exercise of attributes of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other domestic and foreign federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of (a) the date of this Agreement and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Law” means and includes all federal, state, local or foreign statutes, ordinances, regulations, rules, codes, standards, policies, administrative Orders, licenses, concessions, authorizations and Permits in effect on or prior to the Closing Date relating to environmental quality, land use, health, safety, contamination and clean-up, including the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq., and all federal, state, local and foreign environmental statutes and ordinances, with implementing regulations and rules, as any of the foregoing may be amended from time to time, and all principles of common law tort (including nuisance, trespass, negligence and ultrahazardous activity) relating to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business or partnership (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with such Person or (b) which together with such Person is treated as a single employer under Sections 414(b), (c), (m), (n) and (o) of the Code.

“Escrow Agent” means JP Morgan Chase Bank, NA.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, among Purchaser, Sellers and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Family Member” means, as to any individual, such individual’s descendants (whether natural or adopted), such individual’s spouse, or any trust, limited partnership, limited liability company or other entity established for the primary benefit of any of the foregoing persons (whether natural or adopted) for estate planning purposes.

“FCC” means the Mexican Comisión Federal de Competencia and any successor Governmental Body.

“FCC Approval” means the favorable resolution (whether conditioned (such conditions limited to the extent provided in Section 6.2(c)) or not) issued or deemed issued by the FCC pursuant to article 21 of Mexican Competition Law, with respect to the Contemplated Transactions (or portions thereof subject of notification to the FCC pursuant to applicable Law).

“Filing Fees” has the meaning set forth in Section 6.2(b).

“Final Allocation of Purchase Price” has the meaning set forth in Section 2.3(d).

“Fraud Claims” has the meaning set forth in Section 10.3(b).

“Fundamental Representations” has the meaning set forth in Section 10.3(a).

“GAAP” means the generally accepted accounting principles in the United States, applied on a basis consistent with the basis on which the Audited Financial Statements were prepared.

“Governmental Body” means any domestic or foreign national, regional, state, multi-state, municipal or other local, executive, legislative, or judicial government, any court, official, board, subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or Taxing Authority thereunder.

“Guerrero” has the meaning set forth in the introduction to this Agreement.

“Hazardous Substance” means hazardous, medical, biological, chemotherapeutic, toxic waste, and any other chemicals, compounds, elements, materials, substances or wastes which are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” under any Environmental Law applicable to the Company, the Subsidiaries or any of their operations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Indemnity Holdback Amount” means $30,000,000, minus the Working Capital Holdback Amount.

“Interim Balance Sheet” has the meaning set forth in Section 4.6.

“Interim Financial Statements” has the meaning set forth in Section 4.6.

“Jones” has the meaning set forth in the introduction to the Agreement.

“Key Facilities” means Owned Texas Plant I, Owned Texas Plant III, Owned Gomez Palacio, Owned Rio Bravo, Owned Valle Hermoso and Leased Rio Bravo, all as described in Schedules 4.13(a) and 4.13(b) of the Disclosure Schedule.

“Knowledge” means, except as otherwise limited herein, (a) with respect to an individual, any particular fact or matter of or about which such individual is actually aware of, assuming all due inquiry has been made by such individual regarding such fact or matter, and (b) with respect to any Person (other than an individual) any particular fact or matter of or about which any individual serving as a director or officer of such Person has Knowledge (as defined in subsection (a) of this definition); provided, that “to the Knowledge of Sellers” and the like shall be deemed to include the Knowledge of Abraham Tanus, Rocio Tanus, Aurelio Garza, Lugo, Bosch, Vazquez, Enrique Reynoso, Jones, Barr, Steven Strasevicz, Guerrero, Villarreal, Steve Coppenger, Aquiles Flores, Rogelio Avila, and Miguel Espinosa.

“Law” means any constitutional provision, convention, treaty, statute, law, rule, regulation, ordinance, standard, Mexican official norms (NOM), code, requirement, pronouncement or interpretation, in the case of each of the foregoing, of or issued by any Governmental Body or having the effect of law in the United States, any foreign country or any state, county, city or other political subdivision, including common law and any Order, in each case in effect at any time or from time to time.

“Lease” has the meaning set forth in Section 4.13(b).

“Lease Assignee” has the meaning set forth in Section 8.9(b).

“Leased Personal Property” has the meaning set forth in Section 4.14.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

“Leased Rio Bravo” has the meaning set forth in the definition of Real Property.

“Liability” means any debt (including, with respect to the Company or its Subsidiaries, Company Indebtedness (without the exclusion of Current Liabilities and Debt Items), commitment, obligation or other liability (whether absolute or contingent, accrued or unaccrued, matured or unmatured, known or unknown, asserted or unasserted, fixed or otherwise, or whether due or to become due).

“License” has the meaning set forth in Section 4.28(g).

“License Agreement” means the License Agreement, dated as of the Closing Date, between TruStone Products, LLC and the Company in substantially the form attached hereto as Exhibit B.

“Limited Guaranty Agreement” means the Limited Guaranty Agreement, dated as of the Closing Date, between Tanus and Purchaser in substantially the form attached hereto as Exhibit C.

“Lugo” has the meaning set forth in the introduction to this Agreement.

“Major Customer” has the meaning set forth in Section 4.30(a).

“Major Suppliers” has the meaning set forth in Section 4.30(b).

“material” means any change, event, occurrence, fact, condition or development that is, or could reasonably be expected to be, material to the business, assets, Liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company or any Subsidiary. For avoidance of doubt, but without limiting the generality of the foregoing, the Parties agree that any change, event, occurrence, fact, condition or development that is, or could reasonably be expected to, individually or in the aggregate, result in the following would be material: (a) any incurrence by the Company and its Subsidiaries, taken as a whole, of any individual Liability at any time in excess of $500,000 or aggregate Liabilities (including any individual Liabilities less than, equal to, or greater than $500,000) during any eighteen (18) month period in excess of $2,000,000 or (b) any reduction in the assets of the Company and its Subsidiaries, taken as a whole, at any time in excess of $500,000 or aggregate assets (including any reduction in assets less than, equal to, or greater than $500,000) during any eighteen (18) month period in excess of $2,000,000.

“Material Adverse Change” means any change, event, occurrence, fact, condition or development that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole, or (b) the ability of Purchaser to operate the business of the Company and each of the Subsidiaries immediately after the Closing, except any such effect to the extent directly or indirectly arising out of or attributable to (i) any action or failure to act by Purchaser or any condition, event or development related specifically to Purchaser, (ii) the Transaction Agreements, (iii) conditions generally affecting the industry in which the Company and the Subsidiaries operate or from changes in general United States, Mexico or global economic conditions, (iv) national or international political or social conditions, including the engagement by the United States or Mexico in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Mexico, or any of their respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Mexico, (v) any change in any Laws or GAAP or interpretation thereof applicable to the Company and its Subsidiaries or (vi) any pandemic affecting the markets in which the Company or its Subsidiaries have operations; provided, however, that with respect to subsections (iii) and (v), except to the extent adversely affecting the Company or its Subsidiaries or their respective businesses in a materially disproportionate manner relative to other parties operating in the industries or markets in which the Company or its Subsidiaries operate. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have the meaning set forth in this Agreement, without regard to the meaning ascribed to Material Adverse Change. No change, event, occurrence, fact, condition or development will constitute a Material Adverse Change unless it would reasonably be expected to, individually or in the aggregate, result in (A) any incurrence by the Company and its Subsidiaries, taken as a whole, of aggregate Liabilities during any twelve month period in excess of $20,000,000 or (B) any reduction in the assets of the Company and its Subsidiaries, taken as a whole, during any twelve month period in excess of $20,000,000.

“Material Agreements” has the meaning set forth in Section 4.20(a).

“Membership Interests” has the meaning set forth in the Recitals hereto.

“Mexican Competition Law” means the Mexican antitrust law (Ley Federal de Competencia Economica).

“NDA” has the meaning set forth in Section 6.7.

“Negative Closing Date Cash Adjustment Amount” has the meaning set forth in Section 2.4(d)(ii).

“Negative Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(c)(iii).

“North America” means the United States, Mexico and Canada.

“Notice of Objection” has the meaning set forth in Section 2.4(b).

“Order” means any consent, decree, injunction, judgment, decision, order, ruling, assessment or writ of any Governmental Body or any arbitration award (in each such case whether preliminary or final).

“Ordinary Course of Business” means, with respect to an action taken by a Person, that: (a) such action is consistent with the past practices of the Person or its business, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of the Person or its business, as the case may be and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); provided, however, in all cases, that violations of Law or failures to comply with Contracts shall be deemed not to be in the Ordinary Course of Business.

“Owned Gomez Palacio” has the meaning set forth in the definition of Real Property.

“Owned Personal Property” has the meaning set forth in Section 4.14.

“Owned Real Property” has the meaning set forth in Section 4.13(a).

“Owned Rio Bravo” has the meaning set forth in the definition of Real Property.

“Owned Texas Plant I” has the meaning set forth in the definition of Real Property.

“Owned Texas Plant III” has the meaning set forth in the definition of Real Property.

“Owned Valle Hermoso” has the meaning set forth in the definition of Real Property.

“Payoff Letters” has the meaning set forth in Section 8.7.

“Party” has the meaning set forth in the introduction to this Agreement.

“Permits” means all permits, licenses, registrations, certificates, qualifications, approvals, authorizations, exemptions, concessions, franchises, variances and similar rights issued by or obtained from any Governmental Body (including those issued or required under Environmental Laws and those relating to the occupancy or use of Real Property).

“Permitted Encumbrances” means (a) statutory liens for current Taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings, and for which there are adequate reserves reflected on the Company’s financial statements, in accordance with GAAP (a list of all such proceedings as of the date of this Agreement being included on Schedule 4.16(a) of the Disclosure Schedule); (b) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the Ordinary Course of Business for charges not yet due and payable; (c) with respect to the Key Facilities, Encumbrances that are identified on Schedule 4.13(c) of the Disclosure Schedule; (d) with respect to all Real Property other than the Key Facilities, other Encumbrances or imperfections of title to or on property that (i) are not individually or in the aggregate material in amount or (ii) do not, in any material respect, individually or in the aggregate detract from the value of or impair the existing use of the property affected by such Encumbrance or imperfection; (e) all local and other building and zoning Laws now or hereafter in effect relating to or affecting any real property; (f) all leases, subleases, licenses and occupancy and/or use Contracts affecting any real property (or any portion thereof) which are identified on Schedule 4.13(b) to the Disclosure Schedule; and (g) all service Contracts affecting any real property which are identified in the Disclosure Schedule.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

“Personal Property” has the meaning set forth in Section 4.14.

“Plant IV Lease” has the meaning set forth in Section 8.9(a).

“Positive Closing Date Cash Adjustment Amount” has the meaning set forth in Section 2.4(d)(i).

“Positive Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(c)(iii).

“Pre-Closing Reorganization” means each of the following, to be completed by the Company in the following order: (a) first, Reorganization Step One, (b) second, Reorganization Step Two, and (c) third, Reorganization Step Three.

“Proposed Allocation of Purchase Price” has the meaning set forth in Section 2.3(d).

“Proprietary Rights” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, and patent disclosures, including all provisional applications, substitutions, continuations, continuations-in-part, patents of addition, improvement patents, divisions, renewals, reissues, confirmations, counterparts, re-examinations and extensions thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in phone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and industrial designs, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Purchase Price” means an amount equal to $300,000,000 (as increased pursuant to Section 2.6), (a) minus the amount (if any) by which Closing Net Working Capital (as determined pursuant to Section 2.4) is less than the Target Net Working Capital (as determined pursuant to Section 2.4); (b) plus the amount (if any) by which Closing Net Working Capital (as determined pursuant to Section 2.4) is greater than the Target Net Working Capital (as determined pursuant to Section 2.4); (c) minus the amount (if any) by which Closing Date Cash is less than the amount of Closing Date Company Indebtedness; and (d) plus the amount (if any) by which Closing Date Cash is greater than the amount of Closing Date Company Indebtedness.

“Purchase Price Adjustments” means the Working Capital Adjustment and the Closing Date Cash Adjustment.

“Purchaser” has the meaning set forth in the introduction to this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 10.1(a).

“Real Property” means all real property owned (legally or beneficially) or leased by the Company or any Subsidiary and used in the conduct of its business, as more particularly described in Sections 4.13(a) and (b) of the Disclosure Schedule, together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto. As described in Schedule 4.13(a) of the Disclosure Schedule, Real Property includes: “Owned Texas Plant I”, “Owned Texas Plant III”, “Owned Gomez Palacio”, “Owned Rio Bravo” and “Owned Valle Hermoso”. As described in Schedule 4.13(b) of the Disclosure Schedule, Real Property includes: “Leased Rio Bravo”.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Released Parties” has the meaning set forth in Section 7.6(a).

“Releasors” has the meaning set forth in Section 7.6(a).

“Reorganization Step One” means the purchase by WoodCrafters Home Products, LLC, a Delaware limited liability company, of all of the outstanding securities of FAEVS Holding, Inc. (d/b/a Bari Homes), a Texas corporation, that are owned by any other Person. Following Reorganization Step One, FAEVS Holding, Inc. shall be a direct, wholly-owned subsidiary of WoodCrafters Home Products, LLC.

“Reorganization Step Two” means the transfer by the Company of all ownership interests of Woodcrafters Domestic International Sales Corporation, a Nevada corporation, to any Person other than a Subsidiary or any other Person in which the Company or any Subsidiary has an ownership interest.

“Reorganization Step Three” means the sale by the Company to Tanus or a designee of Tanus of the real property known as Weslaco Plant II located at 1709 East Pike Blvd. in Weslaco, Texas, consisting of 5.43 acres with a 90,000 square foot building located thereon; provided, that following such sale such property shall not be owned by the Company or any Subsidiary or any other Person in which the Company or any Subsidiary has an ownership interest.

“Resolution Date” has the meaning set forth in Section 2.5(a).

“Response” has the meaning set forth in Section 10.4(a).

“Securities Act” has the meaning set forth in Section 4.3(b).

“Seller” has the meaning set forth in the introduction to this Agreement.

“Sellers” has the meaning set forth in the introduction to this Agreement.

“Seller Expenses” means the fees and expenses of legal counsel to the Company, the Subsidiaries, Sellers, and any other attorneys, accountants, advisors, consultants, investment bankers, business brokers, finders, agents or other Persons, incurred by Sellers, the Company or any Subsidiary in connection with the Contemplated Transactions, whether paid prior to or on or after the Closing Date (including any costs associated with the Pre-Closing Reorganization).

“Seller Indemnified Party” has the meaning set forth in Section 10.2.

“Seller Representatives” has the meaning set forth in Section 6.4.

“Subsidiary” means, with respect to the Company, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by the Company, (b) whose management decisions and corporate, limited liability company, or partnership actions are directly or indirectly subject to the present control of the Company or (c) whose voting securities are more than 50% owned, directly or indirectly, by the Company.

“Tan” has the meaning set forth in the introduction to this Agreement.

“Tanus” has the meaning set forth in the introduction to this Agreement.

“Target Net Working Capital” means the amount equal to (a) the Working Capital Ratio, multiplied by (b) Working Capital Net Sales.

“Tax” or “Taxes” means any federal, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, capital, paid-up capital, profits, lease, service, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, water rights, environmental or windfall profit tax, customs duty or other tax, duty, contribution (contribución), governmental fee or other like assessment or charge of any kind whatsoever (including any Liability for Taxes incurred or borne as a transferee or successor), together with any interest, surcharge or any penalty, addition to tax or additional amount (including any inflation adjustments required under applicable Law) imposed by any Taxing Authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax and Environmental Claims” has the meaning set forth in Section 10.3(c).

“Tax Contest” has the meaning set forth in Section 7.3(e).

“Tax Indemnity” has the meaning set forth in Section 7.3(c)(i).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment or supplements thereof.

“Taxing Authority” means a Governmental Body having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Texas L.P.” has the meaning set forth in Section 8.9(b).

“Third Party Claim” has the meaning set forth in Section 10.4(b)(i).

“Transaction Agreements” means this Agreement and the Escrow Agreement, License Agreement, Limited Guaranty Agreement, and the agreements and instruments specified in Sections 8.9 and 8.16.

“Transfer Taxes” has the meaning set forth in Section 7.3(g).

“Utilities Facilities” has the meaning set forth in Section 4.13(i).

“Vazquez” has the meaning set forth in the introduction to this Agreement.

“Villarreal” has the meaning set forth in the introduction to this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101-2109 and related regulations.

“WGP” has the meaning set forth in the introduction to this Agreement.

“Working Capital Adjustment” has the meaning set forth in Section 2.4(c).

“Working Capital Holdback Amount” has the meaning set forth in Section 2.5(a).

“Working Capital Net Sales” means $227,800,000.

“Working Capital Ratio” means the amount equal to (a)(i)(A) Current Assets for the six-consecutive month period immediately preceding the Closing Date, minus (B) Current Liabilities for the six-consecutive month period immediately preceding the Closing Date, divided by (ii) six, divided by (b)(i) consolidated net sales of the Company and its Subsidiaries for the six-consecutive month period immediately preceding the Closing Date, multiplied by (ii) two.

1.2 Interpretation. References to the masculine in this Agreement shall include the feminine and neuter (e.g., “his” shall include “hers” and “its”) and references to the neuter shall include the feminine and masculine.

(a) The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c) When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(d) Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof.

(e) Reference to a statute, regulation, rule or interpretation herein is to such statute, regulation, rule or interpretation, as amended up to the date hereof and the Closing Date.

(f) When calculating the period of time before which, or within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(g) Any reference in this Agreement to “$” shall mean U.S. Dollars.

(h) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no (i) rule of strict construction shall be applied against any Party hereto and (ii) no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF THE MEMBERSHIP INTERESTS; CLOSING

2.1 Purchase of the Membership Interests. Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in this Agreement, on the Closing Date, Sellers shall sell to Purchaser, and Purchaser shall purchase and acquire from Sellers, the Membership Interests for the consideration specified in Section 2.3 below.

2.2 The Closing. The Closing shall take place at 10:00 a.m. local time on the Closing Date. The Closing may be accomplished by telecopy or electronic mail exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such other place as the Parties hereto may agree. The Contemplated Transactions (other than the Pre-Closing Reorganization) will be deemed to be effective at the Effective Time.

2.3 Consideration. As consideration for the purchase of the Membership Interests, Purchaser agrees to pay to Sellers at the Closing the Purchase Price as follows:

(a) Closing Payment. At the Closing, Purchaser shall deliver the Closing Payment to Sellers by wire transfer of immediately available funds to the account(s) designated in writing by Sellers.

(b) Holdback Amounts. At the Closing, Purchaser shall deliver the Working Capital Holdback Amount and the Indemnity Holdback Amount to the Escrow Agent, each to be held pursuant to the terms and conditions set forth in Section 2.5.

(c) Payment and Holdback Allocations. The Purchase Price shall be paid to Sellers in accordance with the percentage allocations set forth on Schedule 2.3(c). The Working Capital Holdback Amount and the Indemnity Holdback Amount, each shall be retained from the Purchase Price and held by the Escrow Agent in accordance with the percentage allocations set forth on Schedule 2.3(c).

(d) Allocation of Purchase Price. The Purchase Price (and all other capitalizable costs) shall be allocated for income Tax purposes among the assets of the Company in accordance with the principles and assumptions that underlie the preliminary allocation of Purchase Price contained on Schedule 2.3(d). Contemporaneously with Purchaser’s delivery of the Closing Balance Sheet and related documents described in Section 2.4(a), Purchaser shall deliver to Sellers Purchaser’s proposed allocation of Purchase Price which shall be prepared in a fashion consistent with Schedule 2.3(d) based upon figures reflected on the Closing Balance Sheet and any other relevant financial data (“Proposed Allocation of Purchase Price”). Any objections that any Seller has to the Proposed Allocation of Purchase Price shall be raised in a fashion that is consistent with the procedures specified in Section 2.4, and any disputes relating to such issues shall be resolved using the procedures specified in Section 2.4. The final determination of the proper allocation of Purchase Price (and all other capitalizable costs) shall be referred to herein as the “Final Allocation of Purchase Price.” The Final Allocation of Purchase Price shall be used by all Parties for all income Tax purposes and in all income Tax filings, declarations and reports, including any reports required to be filed under Section 1060 of the Code (such as IRS Form 8594). In any action, suit, investigation or proceeding related to the determination of income Tax, neither Purchaser nor Sellers shall contend or represent that such allocation is not a correct allocation. The Final Allocation of Purchase Price shall be revised, as appropriate, if the Purchase Price is adjusted, as provided for hereunder.

2.4 Purchase Price Adjustments.

(a) Post-Closing Adjustments. Within sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Sellers a consolidated balance sheet of the Company and its Subsidiaries as of the Effective Time (the “Closing Balance Sheet”) together with a schedule (the “Closing Date Schedule”) setting forth Purchaser’s calculation of (i) the Cash as of the Effective Time (the “Closing Date Cash”); (ii) the Company Indebtedness as of the Effective Time (the “Closing Date Company Indebtedness”); (iii) the Closing Net Working Capital; and (iv) the Target Net Working Capital, based on entries set forth in the Closing Balance Sheet, in each case prepared in accordance with GAAP in a manner consistent with the classification in the audited financial statements of the Company for the year ended December 31, 2012. The Closing Date Schedule shall be accompanied by detailed schedules supporting each such calculation. For illustrative purposes, an example of how Closing Net Working Capital is calculated is attached hereto as Schedule 2.4(a).

(b) Resolution. After the delivery of the Closing Balance Sheet and the Closing Date Schedule and until such time as the Purchase Price Adjustments are determined in accordance with this Section 2.4, Sellers and their advisors shall have access during reasonable business hours upon prior written notice to the working papers of Purchaser and its agents and advisors relating to the Closing Balance Sheet, the Closing Date Schedule and the calculations set forth thereon, and shall be afforded reasonable access, upon reasonable notice during normal business hours, to the personnel, books and records of the Company, the Subsidiaries and their accountants to the extent relevant to the review of such Closing Balance Sheet and Closing Date Schedule. Unless Sellers, within sixty (60) days after receipt of the Closing Balance Sheet and the Closing Date Schedule, gives Purchaser a notice objecting thereto and specifying, in reasonable detail, the basis for each such objection and the amount in dispute (“Notice of Objection”), such Closing Balance Sheet, Closing Date Schedule and the Purchase Price Adjustments resulting therefrom shall be final and binding upon all of the Parties hereto, except in the case of manifest error or fraud. If a timely Notice of Objection is received by Purchaser, then the Closing Date Schedule (as revised in accordance with this Section 2.4) shall become final and binding upon the Parties on the earlier of (i) the date Sellers and Purchaser resolve in writing any differences they have with respect to any matter specified in the Notice of Objection or (ii) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the thirty (30) days immediately following the delivery of a Notice of Objection, Sellers and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Objection. At the end of such thirty (30) day period, Sellers and Purchaser shall submit to the Accounting Firm for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Objection. Purchaser and Sellers shall instruct the Accounting Firm to review and resolve any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Objection. Purchaser and Sellers shall instruct the Accounting Firm to make a final determination of the items included in the Closing Balance Sheet and/or the Closing Date Schedule (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in the definition of Closing Net Working Capital, Target Net Working Capital and Cash. Purchaser and Sellers will cooperate with the Accounting Firm during the term of its engagement. Purchaser and Sellers shall instruct the Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or Sellers, on the other hand. Purchaser and Sellers shall also instruct the Accounting Firm to make its determination based solely on presentations by Purchaser and Sellers that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Date Schedule and the resulting Purchase Price Adjustments shall become final and binding on the Parties hereto on the date the Accounting Firm delivers its final resolution in writing to Purchaser and Sellers (which final resolution shall be requested by the Parties to be delivered not more than forty-five (45) days following submission of such disputed matters to the Accounting Firm) and shall not be subject to judicial review (except in the case of manifest error or fraud). All of the fees and expenses of the Accounting Firm pursuant to this Section 2.4 shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the Closing Date Schedule and the resulting Purchase Price Adjustments. Notwithstanding the foregoing, Sellers and Purchaser shall each bear its own costs in presenting their respective cases to the Accounting Firm.

(c) Payment of Working Capital Adjustment. The following adjustment (the “Working Capital Adjustment”) shall be made to the Purchase Price based on the final determination of the Closing Net Working Capital pursuant to Section 2.4(b):

(i) If Closing Net Working Capital is greater than the Target Net Working Capital (and such difference exceeds the Collar Amount), then Sellers shall be entitled to receive an additional amount in cash from Purchaser equal to the difference between Closing Net Working Capital and Target Net Working Capital, but only to the extent and for the amount of such difference in excess of the Collar Amount, which shall be paid to Sellers as set forth in Section 2.4(e).

(ii) If Closing Net Working Capital is less than the Target Net Working Capital (and such difference exceeds the Collar Amount), then Purchaser shall be entitled to receive from Sellers an amount in cash equal to the difference between Closing Net Working Capital and Target Net Working Capital, but only to the extent and for the amount of such difference in excess of the Collar Amount, which shall be paid to Purchaser as set forth in Section 2.4(e).

(iii) For purposes hereof, any payment made pursuant to Section 2.4(c)(i), shall be referred to herein as a “Positive Working Capital Adjustment Amount” and any payment made pursuant to Section 2.4(c)(ii), shall be referred to herein as a “Negative Working Capital Adjustment Amount”.

(iv) In the event that the Negative Working Capital Adjustment Amount exceeds the Working Capital Holdback Amount (taking into account any reduction thereof relating to the Closing Date Cash Adjustment), Purchaser shall, at its option, be entitled to (A) set off the amount of such Negative Working Capital Adjustment Amount against the Indemnity Holdback Amount and/or (B) demand payment of such Negative Working Capital Adjustment Amount from Sellers which amount shall be paid by Sellers within the time periods specified in Section 2.4(e).

(d) Payment of Closing Date Cash Adjustment. The following adjustment (the “Closing Date Cash Adjustment”) shall be made to the Purchase Price based on the final determination of the Closing Date Cash and the Closing Date Company Indebtedness pursuant to Section 2.4(b):

(i) If Closing Date Cash is greater than the Closing Date Company Indebtedness (such difference being the “Positive Closing Date Cash Adjustment Amount”), then Sellers shall be entitled to receive an additional amount in cash from Purchaser equal to the Positive Closing Date Cash Adjustment Amount, which shall be paid to Sellers as set forth in Section 2.4(e).

(ii) If Closing Date Cash is less than the Closing Date Company Indebtedness (such difference being the “Negative Closing Date Cash Adjustment Amount”), then Purchaser shall be entitled to receive from Sellers an amount in cash equal to the Negative Closing Date Cash Adjustment Amount, which shall be paid as set forth in Section 2.4(e).

(iii) In the event that the Negative Closing Date Cash Adjustment Amount exceeds the Working Capital Holdback Amount (taking into account any reduction thereof relating to the Working Capital Adjustment), Purchaser shall, at its option, be entitled to (A) set off the amount of such Negative Closing Date Cash Adjustment Amount against the Indemnity Holdback Amount and/or (B) demand payment of such Negative Closing Date Cash Adjustment Amount from Sellers which amount shall be paid by Sellers within the time periods specified in Section 2.4(e).

(e) Post-Closing Adjustment Payments. Any amounts owed by Sellers pursuant to this Section 2.4 shall be satisfied in the following manner: (i) first, as a set off against the Working Capital Holdback Amount and (ii) second, to the extent such amounts exceed the Working Capital Holdback Amount, as a claim directly against Sellers, subject to Section 2.4(c)(iv) and Section 2.4(d)(ii). Any obligations of Sellers under this Section 2.4 shall be the sole obligations of Tan. Payments pursuant to Sections 2.4(c) and 2.4(d) shall be made by wire transfer of immediately available funds to the account(s) designated by Sellers or Purchaser, as applicable, as follows: (i) if no Notice of Objection is delivered by Sellers, such amount(s) shall be paid within fifteen (15) Business Days of the earlier of the expiration of the sixty (60) day period for delivery of such Notice of Objection and the date of delivery by Purchaser of a notice that the Closing Date Schedule will be accepted without objection, or (ii) if a Notice of Objection is delivered by Sellers, (A) any net undisputed amount due shall be paid within fifteen (15) Business Days after delivery of such Notice of Objection, and (B) the remaining amount, if any, due shall be paid within fifteen (15) Business Days after the date all disputed items are finally resolved pursuant to Section 2.4(b). Any amounts payable to Sellers under this Section 2.4 shall be paid to Sellers in accordance with the percentage allocations set forth in Schedule 2.3(c) (as amended by Schedule 4 to the Escrow Agreement). Any amounts not paid when required pursuant to this Section 2.4(e) shall bear interest compounded annually from the required date of payment to the date of actual payment at the prime rate of interest as quoted in the “Money Rates” column of The Wall Street Journal published as of the last day of each calendar month. If the Wall Street Journal prime rate ceases to be made available by the publisher, or any successor to the publisher of The Wall Street Journal, the interest rate will be determined by using a comparable index.

2.5 Holdback Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, Sellers and Purchaser have agreed that the Escrow Agent shall retain $5,000,000 (the “Working Capital Holdback Amount”) of the Purchase Price as the primary but non-exclusive source of funds for amounts owing to Purchaser for any Purchase Price Adjustments under Section 2.4. The Working Capital Holdback Amount will be held by the Escrow Agent pursuant to the Escrow Agreement. Within fifteen (15) Business Days after the date all disputed items are finally resolved (the “Resolution Date”) pursuant to Section 2.4(b), Escrow Agent will pay the Working Capital Holdback Amount to Sellers, by wire transfer of immediately available funds, in accordance with the percentage allocations set forth in Schedule 2.3(c) (as amended by Schedule 4 to the Escrow Agreement), subject to any reduction of the Working Capital Holdback Amount by the aggregate amount of any Purchase Price Adjustments for which Purchaser is entitled to recover (or for which Purchaser has claimed it is entitled to recover) under Section 2.4. Any excess Working Capital Holdback Amount that remains after all Purchase Price Adjustments are settled shall be released to Sellers on the Resolution Date.

(b) Notwithstanding anything in this Agreement to the contrary, Sellers and Purchaser have agreed that the Escrow Agent shall retain the Indemnity Holdback Amount from the Purchase Price as the primary but non-exclusive source of funds for amounts owing to

Purchaser for any Purchase Price Adjustments and for any Damages Purchaser or any Purchaser Indemnified Party shall be entitled to recover from any Seller pursuant to and subject to the terms and conditions set out in ARTICLE X and Section 7.3(c). The Indemnity Holdback Amount will be held by the Escrow Agent pursuant to the Escrow Agreement. On the nine (9) month anniversary of the Closing, the Escrow Agent will release $12,500,000 of the Indemnity Holdback Amount to Sellers, by wire transfer of immediately available funds, in accordance with the percentage allocations set forth in Schedule 2.3(c) (as amended by Schedule 4 to the Escrow Agreement), subject to any reduction of such portion of the Indemnity Holdback Amount by the aggregate amount of any Purchase Price Adjustments and Damages for which Purchaser or any Purchaser Indemnified Party is entitled to recover (or for which Purchaser or any Purchaser Indemnified Party has claimed it is entitled to recover) pursuant to ARTICLE X and Section 7.3(c). On the eighteen (18) month anniversary of the Closing, the Escrow Agent will release $12,500,000, plus any accrued interest, to Sellers, by wire transfer of immediately available funds, in accordance with the percentage allocations set forth in Schedule 2.3(c) (as amended by Schedule 4 to the Escrow Agreement), subject to any reduction of the Indemnity Holdback Amount by the aggregate amount of any Purchase Price Adjustments and Damages for which Purchaser or any Purchaser Indemnified Party is entitled to recover (or for which Purchaser or any Purchaser Indemnified Party has claimed it is entitled to recover) pursuant to ARTICLE X and Section 7.3(c).

2.6 Pre-Closing Capital Expenditures. The Purchase Price shall be increased by the following: (a) any capital expenditures between the date hereof and Closing relating to manufacturing cell improvements at the Company’s Rio Bravo, Mexico and Valle Hermoso, Mexico facilities; provided, however, that in no event shall the total increase in Purchase Price pursuant to this Section 2.6(a) exceed $4,600,000 in the aggregate, and (b) any transition funds spent by the Company between the date hereof and Closing relating to any business that the Company and its Subsidiaries receive from The Home Depot, Inc. resulting from The Home Depot, Inc.’s product line review; provided, however, that in no event shall the total increase in Purchase Price pursuant to Section 2.6(b) exceed $3,600,000 in the aggregate. Sellers hereby agree to provide Purchaser reasonable documentation evidencing such expenditures during the period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS

Except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”) corresponding in number to the applicable section and subsection of this ARTICLE III, each Seller hereby represents and warrants, severally but not jointly, to Purchaser as follows as of the date hereof and as of the Closing Date:

3.1 Organization; Authorization; Binding Obligations. If such Seller is a corporation, such Seller is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. If such Seller is a limited liability company, such Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. If such Seller is a corporation or a limited liability company, such Seller is duly qualified as a foreign corporation or limited liability company, as applicable, to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not (a) impair or delay the ability of such Seller to consummate the transactions contemplated by, or perform its obligations under, this Agreement and each other Transaction Agreement to which it is a party or (b) cause a Material Adverse Change. If such Seller is a corporation or a limited liability company, all corporate or limited liability company action, as applicable, on the part of such Seller necessary for the authorization, execution and delivery of this Agreement and each other Transaction Agreement to which it is a party, and the performance of all of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been taken or will be taken prior to the date of this Agreement. If such Seller is a corporation or a limited liability company, such Seller has full corporate or limited liability company, as applicable, power and authority to enter into this Agreement and each other Transaction Agreement to which such Seller is a party. This Agreement (assuming due authorization, execution and delivery by each other party hereto) constitutes, and upon execution and delivery each other Transaction Agreement to which such Seller is a party (assuming due authorization, execution and delivery by each other party thereto) will constitute, valid and legally binding obligations of such Seller, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Ownership of Membership Interests. Such Seller is the record owner of the Membership Interests set forth opposite such Seller’s name on Schedule 3.2 of the Disclosure Schedule, and is the sole beneficial owner of such Membership Interests, having good and valid title to such Membership Interests, which are, or will be prior to Closing, free and clear of all Encumbrances. Other than the Membership Interests set forth opposite such Seller’s name on Schedule 3.2 of the Disclosure Schedule, such Seller owns no outstanding subscriptions, option rights, warrants, convertible securities, equity appreciation rights agreements, or other equity appreciation or similar agreements or calls with respect to the Company or any Subsidiary.

3.3 No Conflicts. None of the execution, delivery or performance of this Agreement and each other Transaction Agreement to which it is a party, nor the consummation of the Contemplated Transactions, will directly or indirectly:

(a) result in any violation or breach (or an event which, after notice or lapse of time or both would constitute a default) of any material Contract to which such Seller is a party or by which such Seller or any of Seller’s material assets are bound;

(b) result in a violation of any Law or Order, in any material respect, to which such Seller, the Membership Interests or any of such Seller’s material assets are subject; or

(c) result in the imposition of any Encumbrance against the Membership Interests other than Encumbrances created by applicable securities Laws, the Transaction Agreements or any Purchaser financing in connection with the acquisition of the Membership Interests.

3.4 Authorizations. Except as set forth in Schedule 3.4 of the Disclosure Schedule, no Authorization is required to be obtained or given by such Seller in connection with the execution, delivery or performance of this Agreement and each other Transaction Agreement to which it is a party or the consummation of the Contemplated Transactions.

3.5 No Litigation. There are no Actions pending before any Governmental Body or any other Person or, to the Knowledge of Seller, currently threatened, against or with respect to such Seller, which question the validity of this Agreement or any Transaction Agreement or any action taken or to be taken by such Seller in connection herewith or therewith or in connection with the Contemplated Transactions, or which might result in any impairment or delay of the right or ability of such Seller to enter into or perform its obligations under this Agreement or any Transaction Agreement.

3.6 No Brokers. Except for KeyBanc Capital Markets Inc. and Seale & Associates, Inc., the expense for which shall be borne by such Seller as a Seller Expense, such Seller has no Liability to pay any Broker Obligations with respect to the Contemplated Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND THE

SUBSIDIARIES

Except as set forth in the Disclosure Schedule corresponding in number to the applicable section and subsection of this ARTICLE IV, Tan hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

4.1 Organization and Good Standing; Authority Relative to Contemplated Transactions.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (i) has all requisite limited liability company power to own, operate and lease its properties and carry on its business as the same is now being conducted and (ii) is qualified to do business as a foreign entity and is in good standing in each jurisdiction set forth in Schedule 4.1(a) of the Disclosure Schedule. Neither the location of its property nor the conduct of its business requires the Company to be qualified to do business as a foreign entity in any jurisdiction, other than those in which it is so qualified, where the failure to so qualify would cause a Material Adverse Change.

(b) All actions, if any, on the part of the Company, the Subsidiaries and the equity holders of the Subsidiaries necessary for the authorization, execution and delivery of this Agreement and each other Transaction Agreement to which they are a party, and the performance of all of their obligations hereunder and thereunder and consummation of the Contemplated Transactions have been taken or will be taken prior to the Closing. The Company has full power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party. This Agreement (assuming due authorization, execution and delivery by each other party hereto) constitutes, and upon execution and delivery each other Transaction Agreement to which the Company is a party (assuming due authorization, execution and delivery by each other party hereto) will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) The Company has made available to Purchaser complete and correct copies of the certificate of formation and limited liability company agreement of the Company, each as in effect or adopted on the date hereof. Each such document is in full force and effect.

4.2 Subsidiaries.

(a)  (i) Schedule 4.2(a) of the Disclosure Schedule sets forth, with respect to each Subsidiary: (A) its name and principal address; (B) its entity type; (C) the jurisdiction of its organization and the jurisdictions, if any, in which it is qualified to do business as a foreign entity and is in good standing; (D) the names and addresses of each equity owner of record or Person having any right to acquire any such equity interest from any such Subsidiary, and the number and type of equity interests (or right to acquire same from any such Subsidiary) owned of record by each such Person, and, to the Knowledge of Sellers the names and addresses of each equity owner or Person having any right to acquire any such equity interest (other than from the Subsidiary), and the number and type of equity interests (or right to acquire the same from a Person other than the Subsidiary) owned by such Person; (E) the names of the members of its board of directors, general partner, board of managers or similar governing body (including the persons serving in such capacities with respect to any of the foregoing that is an entity); and (F) the names of its executive officers. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization applicable to its entity type. Each Subsidiary has all requisite power to own, operate and lease its properties and carry on its business as the same is now being conducted.

(ii) With respect to each Subsidiary, neither the location of its property nor the conduct of its business requires such Subsidiary to be qualified to do business as a foreign entity in any jurisdiction, other than those in which it is so qualified as set forth on Schedule 4.2(a) of the Disclosure Schedule, where the failure to so qualify would cause a Material Adverse Change. The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary. Other than as identified on Schedule 4.2(a) of the Disclosure Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or equity interest of or in any other Person. No equity interest in any Subsidiary that is not a sociedad anónima, or a subtype thereof, is or has ever been certificated.

(b) The Company and each Subsidiary is in compliance in all material respects with the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other governing documents of each Subsidiary, and the agreements with each Subsidiary’s partners, members or other equity holders. Except as set forth on Schedule 4.2(b) of the Disclosure Schedule, the Contemplated Transactions do not require any Authorization, Change of Control Consent, Change of Control Notice, or otherwise trigger or give rise to any rights of third parties.

(c) The Company has made available to Purchaser complete and correct copies of the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other governing documents of each Subsidiary, each as in effect or adopted on the date hereof. Each such document of each Subsidiary is in full force and effect.

4.3 Capitalization.

(a) Sellers own all of the issued and outstanding equity securities (including securities convertible into or exchangeable for equity securities) of the Company which consists solely of the Membership Interests. The issued and outstanding equity securities (including securities convertible into or exchangeable for equity securities) of each Subsidiary are set forth on Schedule 4.3(a) of the Disclosure Schedule. The Company owns directly or indirectly all of the issued and outstanding equity securities (including securities convertible into or exchangeable for equity securities) of each Subsidiary, free and clear of all Encumbrances. All of the issued and outstanding equity securities (including securities convertible into or exchangeable for equity securities) of the Company and of each Subsidiary have been duly authorized, validly issued and are fully-paid and non-assessable.

(b) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts that could require the Company or any Subsidiary to issue, sell, or otherwise cause to become outstanding any equity securities (including securities convertible into or exchangeable for equity securities) of the Company or any Subsidiary. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has any Liability to purchase, redeem or otherwise acquire any of its equity securities (including securities convertible into or exchangeable for equity securities) or any interests therein or to pay any dividend or, except as set forth on Schedule 4.3(b) of the Disclosure Schedule, make any distribution in respect thereof. There are no agreements or arrangements as to which the Company or any Subsidiary is a party pursuant to which the Company or any Subsidiary is or could be required to register the Membership Interests or other equity securities (including securities convertible into or exchangeable for equity securities) under the Securities Act of 1933 (the “Securities Act”) or any similar Laws of another jurisdiction.

(c) All of the issued and outstanding equity securities (including securities convertible into or exchangeable for equity securities) of the Company and each Subsidiary have been offered, issued and sold in compliance, in all respects, with all applicable Laws. The equity securities (including securities convertible into or exchangeable for equity securities) of the Company and each Subsidiary were not issued in violation of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, partnership agreement or other governing document of the Company or any such Subsidiary, as applicable, or any other Contract to which the Company or any Subsidiary is a party and are not subject to or in violation of any preemptive or similar rights of any Person. The Contemplated Transactions are not subject to and will not trigger any preemptive right, right of first refusal or other right or restriction with respect to the Company or any Subsidiary other than in favor of Purchaser.

4.4 Absence of Conflict. Except for Change of Control Consents and the Change of Control Notices set forth on Schedules 4.4(i) and (ii), respectively, of the Disclosure Schedule, neither the execution and delivery by Sellers or the Company of this Agreement or any of the Transaction Agreements, nor the consummation by Sellers of the Contemplated Transactions (a) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under any Material Agreement, (b) violates the respective certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, partnership agreement or similar organizational document of Sellers, the Company or any Subsidiary, (c) violates any Law or Order, in any material respect, applicable to Sellers, the Company or any Subsidiary or (d) will result in the imposition of any Encumbrance against any material property or asset of the Company or any Subsidiary.

4.5 Governmental and Other Authorizations. Except as set forth on Schedule 4.5 of the Disclosure Schedule and other than the Change of Control Consents and Change of Control Notices set forth on Schedules 4.4(i) and (ii), respectively, of the Disclosure Schedule, no Authorizations are required by or on behalf of the Company, Sellers or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

4.6 Financial Statements. Attached hereto as Schedule 4.6 of the Disclosure Schedule are true and complete copies of (a) the audited consolidated balance sheet of the Company and each Subsidiary as at December 31 in each of the years 2012, 2011 and 2010 and the related consolidated statements of income and cash flows for the fiscal years then ended, together with the notes thereon (collectively, the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company and the Subsidiaries (the “Interim Balance Sheet”) as of March 31, 2013 and the related unaudited consolidated statement of income and cash flows for the three-month period then ended (collectively with the Interim Balance Sheet, the “Interim Financial Statements”). Except as set forth on Schedule 4.6 of the Disclosure Schedule, the Audited Financial Statements and the Interim Financial Statements have each been prepared in accordance with GAAP and fairly present the financial condition and the results of operations and cash flow of the Company, as at the respective dates thereof and for the periods therein referred to, except that the Interim Financial Statements do not include or reflect normal recurring year-end adjustments required by GAAP (the effect of which will not, individually or in the aggregate, result in a Material Adverse Change) and do not include the type of notes that would customarily be included in a financial statement prepared in accordance with GAAP.

4.7 Accounts Receivable. The accounts receivable shown on the Interim Financial Statements arose from bona fide transactions in the Ordinary Course of Business. The accounts receivable of the Company and each Subsidiary arising after the date of the Interim Financial Statements and prior to the Closing Date arose, or will arise, from bona fide transactions in the Ordinary Course of Business. Except as set forth on Schedule 4.7 of the Disclosure Schedule, to the Knowledge of Sellers, the accounts receivable shown on the Interim Financial Statements and the accounts receivable arising after the date thereof (a) constitute valid, undisputed claims of the Company; and (b) are not subject to any claim of offset or recoupment or counterclaim, and, to the Knowledge of Sellers, no facts exist that would reasonably be expected to give rise to any such claim.

4.8 Company Indebtedness. Set forth on Schedule 4.8 of the Disclosure Schedule is a list of all Company Indebtedness, and guarantees of same, specifying the Contract under which such debt is advanced, the amount owed, the maturity date and the interest rate.

4.9 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability, except (a) as and to the extent disclosed or reserved against on the Interim Balance Sheet; (b) for Liabilities incurred since the date of the Interim Balance Sheet in the Ordinary Course of Business, which are not individually in excess of $17,000,000 with respect to any additional Company Indebtedness (of the type described in subsections (a) and (b) of the definition of Company Indebtedness, all of which has been identified on Schedule 4.8 of the Disclosure Schedule) or $500,000 with respect to any other Liability or in excess of $17,000,000 with respect to any additional Company Indebtedness (of the type described in subsections (a) and (b) of the definition of Company Indebtedness, all of which has been identified on Schedule 4.8 of the Disclosure Schedule) or $2,000,000 with respect to any other Liability in the aggregate (including any individual liability less than, equal to, or greater than $500,000); and (c) as and to the extent set forth on Schedule 4.9 of the Disclosure Schedule.

4.10 No Material Adverse Change; Absence of Certain Changes or Events. Since the Balance Sheet Date the Company and the Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, and no Material Adverse Change has occurred. Without limiting the generality of the foregoing, other than as set forth on Schedule 4.10 of the Disclosure Schedule, since the Balance Sheet Date:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $250,000 for any single loss or $1,000,000 for all such losses (whether or not covered by insurance);

(b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any equity securities of the Company or any Subsidiary or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding equity securities of, or other ownership interest in, the Company or any Subsidiary, other than distributions in the Ordinary Course of Business to Sellers with respect to any income Tax Liability incurred with respect to earnings generated by the Company;

(c) other than in the Ordinary Course of Business and in connection with annual bonus arrangements, incentive plans, and similar arrangements of the Company and its Subsidiaries, established and in effect on or before April 1, 2013, neither the Company nor any Subsidiary has agreed to award, awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to any period after the Balance Sheet Date, or entered into any employment, deferred compensation, severance or similar agreement (or amended any such agreement), or agreed to increase the compensation payable or to become payable by the

Company or any Subsidiary to any of their respective partners, directors, managers, officers, employees, agents or representatives, or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such partners, directors, managers, officers, employees, agents or representatives, and the Company has properly accrued in its financial statements for all such payments reasonably expected to be paid or that are otherwise required to be accrued in accordance with GAAP;

(d) no labor dispute has occurred materially and adversely affecting the Company nor any Subsidiary;

(e) neither the Company nor any Subsidiary has made any changes to its respective accounting or Tax reporting principles, methods or policies;

(f) neither the Company nor any Subsidiary has made or rescinded any material election relating to Taxes, settled or compromised any Action, audit or controversy relating to Taxes, or except as may be required by applicable Law, made any material change to any of their respective methods of reporting income or deductions for federal income Tax purposes from its filed federal income Tax Return for the period ending December 31, 2012, a copy of which has been provided to Purchaser;

(g) the Company and the Subsidiaries have timely paid and discharged current Liabilities, except where disputed in good faith by appropriate proceedings (which proceedings are disclosed on Schedule 4.10(g) of the Disclosure Schedule);

(h) except as set forth on Schedule 4.10(h) of the Disclosure Schedule, neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses (except for non-compensatory reimbursement of employee business expenses in the Ordinary Course of Business) to any Seller, or any Affiliate of any Seller;

(i) neither the Company nor any Subsidiary has mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of their respective assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(j) neither the Company nor any Subsidiary has discharged or satisfied any Encumbrance, or paid Liability, except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company or any Subsidiary;

(k) neither the Company nor any Subsidiary has canceled or compromised or accelerated any Company Indebtedness or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right, except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company or any Subsidiary;

(l) neither the Company nor any Subsidiary has written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business;

(m) neither the Company nor any Subsidiary has delayed or postponed the payment of any accounts payable or commissions or any other Liability or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions or any other Liability or accelerated the collection of (or discounted) any accounts or notes receivable;

(n) neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $250,000 individually or $1,000,000 in the aggregate;

(o) neither the Company nor any Subsidiary has issued, created, incurred, assumed or guaranteed any Company Indebtedness in an amount in excess of $500,000 in the aggregate;

(p) neither the Company nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

(q) neither the Company nor any Subsidiary has instituted or settled any Action;

(r) neither the Company nor any Subsidiary has entered into any new line of business or abandoned or discontinued any existing line of business; and

(s) neither the Company nor any Subsidiary has agreed to do anything set forth in this Section 4.10.

4.11 Inventory. All inventory shown on the Interim Financial Statements consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value or for which adequate reserves have been established in the Interim Financial Statements. All inventories not written off are carried at the lower of cost or market on a first-in, first-out basis. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive and are consistent with past practices of the Company and its Subsidiaries.

4.12 Permits. Schedule 4.12 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company or any Subsidiary. Such Permits are the only material Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted and in accordance with applicable Law. Each Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance in all material respects with the terms of each such Permit; and, to the Knowledge of Sellers, no suspension or cancellation of such Permit is threatened and no facts or circumstances exist which could form the basis for any revocation, suspension of or failure to renew any such Permit. The Company and each Subsidiary have all surplus capital, tangible net worth, capital reserve, minimum deposits or capital, bonding, letter of credit or similar requirements imposed or required by any Governmental Body required for the conduct of its business as currently conducted or planned to be conducted.

4.13 Real Property.

(a) Schedule 4.13(a) of the Disclosure Schedule sets forth a true and complete list of all Real Property owned by the Company or its Subsidiaries as of the date hereof (the “Owned Real Property”).

(b) Schedule 4.13(b) of the Disclosure Schedule sets forth a true and complete list of each lease, sublease or license (each a “Lease”) under which the Company or any Subsidiary is a lessee, lessor, sublessee, sublessor, licensee or licensor that is a lease or license of Real Property or any interest in Real Property (the “Leased Real Property”).

(c) Except as set forth on Schedule 4.13(c) of the Disclosure Schedule, the Company or one of its Subsidiaries, as applicable, owns fee simple, beneficial or leasehold title (as the case may be) to the Real Property and all appurtenances and rights thereto, free and clear of any Encumbrances, other than the Permitted Encumbrances. Except for the Owned Real Property transferred pursuant to Reorganization Step Three, the Owned Real Property and Leased Real Property comprises all of the Real Property owned or leased by the Company and its Subsidiaries that is, in any material respect, employed in the current operation of the Company’s and its Subsidiaries’ businesses.

(d) With respect to the Leases: (i) such Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally or (B) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies; (ii) all accrued and currently payable rents and other payments required by such Leases have been paid; (iii) there are no disputes, oral agreements or forbearance programs in effect as to each Lease that would adversely affect the Company’s or any Subsidiary’s use or enjoyment of the Leased Real Property for the conduct of its business; (iv) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leased Real Property; and (v) the Company (or a Subsidiary) and, to the Knowledge of Sellers, each other party thereto have complied in all material respects with all covenants and provisions of the Leases. The Company and each Subsidiary enjoys peaceful and undisturbed possession under each Lease to which they are a party (as lessee, sublessee or licensee) and there is not, with respect to any Lease, any event of default, or event which with notice or lapse of time or both would constitute an event of default, existing on the part of the Company (or any Subsidiary) or, to the Knowledge of Sellers, on the part of any other party thereto. Except as identified on Schedule 4.13(d) of the Disclosure Schedule, none of the rights of the Company or any Subsidiary under any Lease will be subject to termination or modification (nor will any Person have the right to accelerate the performance of the Company (or a Subsidiary) under any Lease), and, except as identified on Schedule 4.13(d) of the Disclosure Schedule, no consent or approval of any Person is required under any Lease, as a result of the consummation of the Contemplated Transactions.

(e) There are no Actions pending and brought by or, to the Knowledge of Sellers, threatened by, any Person which would result in a change in the allowable use(s) of the Real Property or which would modify the right to use the Real Property for its current use(s).

(i) As of the Closing Date, no other Person has a present or, to the Knowledge of Sellers, future right to possession (other than, with respect to the Leased Real Property, the landlord) of all or any part of the Real Property.

(ii) There are no pending or, to the Knowledge of Sellers, threatened special assessments affecting the Real Property, or any contemplated improvements affecting the Real Property that may result in special assessments affecting the Real Property.

(iii) Sellers have disclosed to Purchaser all facts and conditions to the Knowledge of Sellers, regarding any matter that would adversely affect the Company or any Subsidiary’s use and enjoyment of the Real Property for the conduct of any of their businesses. To the Knowledge of Sellers, there are no unrecorded leases, easements or other Contracts, or claims of any Person, affecting the use, title, occupancy or development of the Real Property, and no Person has any right of first refusal, option or the right to acquire all or any part of the Real Property.

(f) Neither the Company nor any Subsidiary has received notice of condemnation or similar proceeding relating to the Real Property or any part thereof.

(g) Except as set forth on Schedule 4.13(g) of the Disclosure Schedule, no part of the Real Property is located within any flood hazard area for which flood insurance may be required or contains any wetland, marshland or any other area which is subject to special state, federal or municipal regulation, control or protection.

(h) The existing improvements located upon the Owned Real Property do not encroach upon adjacent premises or upon existing utility company easements, and existing Law applicable to the Company and its Subsidiaries is not violated, in any material respect, by the improvements located on the Owned Real Property. To the Knowledge of Sellers, the existing improvements located upon the Leased Real Property do not encroach upon adjacent premises or upon existing utility company easements, and existing Law is not violated, in any material respect, by the improvements located on the Leased Real Property.

(i) All water, water rights, sewer, gas, electric, communications, telephone, irrigation and drainage facilities and all other utilities required by Law or for the present use and operation of the plants, facilities and other properties used by the Company or its Subsidiaries in connection with their business as presently conducted (the “Utilities Facilities”) are: (i) installed to the boundary lines of the plants, facilities and other properties situated thereon, (ii) connected and operating pursuant to valid Permits, (iii) adequate to service the plants, facilities and other properties and to permit compliance with all applicable Laws and the present usage, and (iv) connected to each plant, facility and other property by means of one or more public or private easements extending from the Real Property to one or more public streets, public rights-of way or utility facilities (such public or private easements are collectively referred to herein as “Appurtenant Easements”) or contractual rights of access granted in writing which are valid and enforceable and not revocable or otherwise terminable and are fully paid for. None of the plants, facilities and other properties nor any of the Utilities Facilities: (A) encroaches on the property of other Persons, or (B) relies on any facilities located on other property not subject to Appurtenant Easements or Contracts of access which are not revocable or otherwise terminable and are fully paid for. All of the Utility Facilities not located on the land are situated within and comply with the provisions of the Appurtenant Easements or Contracts of access which are not revocable or otherwise terminable and are fully paid for.

4.14 Personal Property. Schedule 4.14 of the Disclosure Schedule sets forth (a) a list of all material tangible personal property owned by the Company or any Subsidiary (the “Owned Personal Property”), and (b) a list of all material tangible personal property leased by the Company or any Subsidiary (the “Leased Personal Property” and, together with the Owned Personal Property, the “Personal Property”) and a true and complete list of each lease or other Contract under which the Company or any Subsidiary leases, subleases or licenses such Leased Personal Property. Except as set forth on Schedule 4.14 of the Disclosure Schedule and for Permitted Encumbrances, the Company (or a Subsidiary) is the true and lawful owner of, and good and valid title to, the Owned Personal Property free and clear of all Encumbrances. The Company and each Subsidiary have a valid and enforceable leasehold interest in each Leased Personal Property under which it is a lessee, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting creditors’ rights generally or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Personal Property, including information technology and telecommunications equipment, constitutes all personal property necessary for conducting the business of the Company and the Subsidiaries as presently conducted. Each item of Personal Property is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear), and is reasonably suitable for the purposes for which it is presently used.

4.15 Litigation. Schedule 4.15 of the Disclosure Schedule contains a summary of all Actions in which the Company or any Subsidiary is a party. Except as set forth on Schedule 4.15 of the Disclosure Schedule, there is no Action pending before any Governmental Body or any other Person, or, to the Knowledge of Sellers, threatened, against the Company or any Subsidiary or any of their respective properties or, to the Knowledge of Sellers, any of their current or former partners, members, stockholders, managers, officers, directors, employees or consultants with respect to their activities on behalf of the Company or any Subsidiary, nor, to the Knowledge of Sellers, is there a reasonable basis for any such Action. There is no Action against any current, or to the Knowledge of Sellers, former partners, members, managers, officers, directors, employees or consultants of the Company or any Subsidiary with respect to which the Company or any Subsidiary has, or is reasonably likely to have, an indemnification obligation. There is no outstanding Order against the Company or any Subsidiary or, to the Knowledge of Sellers, any of their current or former partners, members, stockholders, managers, officers, directors, employees or consultants with respect to their activities on behalf of the Company or any Subsidiary nor, to the Knowledge of Sellers, is there a reasonable basis for any such Order to be entered.

4.16 Taxes.

(a) The Company and each Subsidiary have timely filed all Tax Returns required to be filed (determined without regard to extensions) on or before the date hereof. The Company and each Subsidiary have timely paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof. The Company and each Subsidiary have timely made all deposits required with respect to Taxes imposed upon it. Except as set forth on Schedule 4.16(a), the Company and each Subsidiary have withheld and timely deposited or paid all Taxes required to have been withheld and deposited or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Seller or other third party. All Tax Returns filed by the Company and each Subsidiary were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and each Subsidiary and any other information required to be shown thereon in accordance with applicable Laws and regulations thereunder. All required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of the Company (or each Subsidiary). None of the Tax Returns filed by the Company and each Subsidiary contains or were required to contain a disclosure statement under Section 6011 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law). Neither the Company nor any Subsidiary has engaged in any transaction that gives rise to (i) a registration obligation under Section 6111 of the Code or the regulations thereunder, or (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder. There are no Encumbrances for Taxes upon any of the Company’s assets (or the assets of the Subsidiaries), that are not Permitted Encumbrances.

(b) None of the Tax Returns filed by the Company (or any Subsidiary) or Taxes paid or payable by the Company (or the Subsidiaries) has been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Taxing Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of Sellers, threatened.

(c) Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth on Schedule 4.16(c) of the Disclosure Schedule, neither the Company nor any Subsidiary is subject to, nor has it applied for, any private letter ruling of the Internal Revenue Service or comparable rulings of any Taxing Authority. None of the Company, any Subsidiary or any Person on their behalf have executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary.

(d) No portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

(e) None of the assets of the Company or any Subsidiary directly or indirectly secure any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company or any Subsidiary is subject to a “section 467 rental agreement” as defined in Section 467 of the Code. Neither the Company nor any Subsidiary has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Neither the Company nor any Subsidiary has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code.

(f) Neither the Company nor any Subsidiary owns, directly or indirectly, any interests in an entity, other than Servicios Laborales Especializados de Mexico, S.A. de C.V. that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code. No Subsidiary is or has ever been, a “personal holding company” within the meaning of Section 542 of the Code. No Seller is a “foreign person” within the meaning of Section 1445(f) of the Code.

(g) Neither the Company nor any Subsidiary is a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement). The Company does not have any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(h) The unpaid Taxes of the Company and the Subsidiaries did not, as of the date of this Agreement, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Audited Financial Statements, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company in filing Tax Returns. Neither the Company nor any Subsidiary will incur any Liability for Taxes from the date of this Agreement through the Closing Date other than in the Ordinary Course of Business.

(i) Schedule 4.16(i) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax (other than any Tax paid by a third party on behalf of the Company or any Subsidiary) is properly payable by the Company or any Subsidiary. No claim has ever been made by a Tax Authority in a jurisdiction where the Company (or a Subsidiary) does not file Tax Returns that the Company (or any Subsidiary) is or may be subject to Tax in that jurisdiction. Neither the Company nor any Subsidiary has or has ever had a permanent establishment or other taxable presence in any foreign country, except that of its Subsidiaries domiciled in Mexico, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country. Neither the Company nor any Subsidiary has engaged in any activity in a state of the United States or political subdivision of a state of the United States (which activity creates a taxable nexus or permanent establishment) where Tax Returns have not been filed.

(j) The Company has delivered to Purchaser correct and complete copies of all income Tax Returns since January 1, 2010. Each of the Company and Subsidiaries, other than Servicios Laborales Especializados de Mexico S.A. de C.V. and FAEVS Holdings, Inc., , classified as a disregarded entity or as a “partnership” (as that term is defined in Code Section

761(a)) for U.S. federal income Tax purposes under Treasury Regulations sections 301.7701-2 and 301.7701-3 and any comparable provision of applicable Law of state and local jurisdictions that permit such treatment. At no time has the Company elected to be treated as an association taxable as a corporation.

(k) For purposes of this Section 4.16 and Section 7.3, any reference to the Company or any Subsidiary shall be deemed to include any Person that merged with or was liquidated into the Company or any Subsidiary.

(l) Neither the Company nor any Subsidiary has been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of United States state, local or foreign Tax Law.

(m) Except as set forth on Schedule 4.16(m), neither the Company nor any Subsidiary has engaged in any transaction or participated in any commercial arrangement under which the income therefrom is reportable on a deferred basis for U.S. federal or other applicable income Tax purposes under Section 453 of the Code or otherwise.

(n) Any Affiliate that is a domestic international sales corporation (a “DISC”) within the meaning of the Code has met all requisite requirements to qualify as a DISC and all Tax Returns filed by the DISC were complete and correct in all material respects and were in accordance with applicable Laws and regulations thereunder.

(o) All transactions entered into by and Subsidiary with any Affiliate or related party have been carried out in accordance with applicable Law, and each Subsidiary has complied with all applicable transfer pricing disclosure, reporting, record keeping or other applicable requirements.

4.17 Labor Matters; Officers, Managers, Directors and Employees.

(a) Except as set forth on Schedule 4.17(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or otherwise bound by any labor or collective bargaining agreement, and there exist no labor or collective bargaining agreements that pertain to any of their respective employees. No labor organization or group of employees of the Company or any Subsidiary have made a pending demand for recognition (except any pending demands for which the Company has not been served or otherwise notified), and, within the preceding three (3) years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or Governmental Body. Except as set forth on Schedule 4.17(a) of the Disclosure Schedule, within the preceding three (3) years, to the Knowledge of Sellers, there have been no organizing activities involving the Company or any Subsidiary pending or threatened by any labor organization or group of employees of the Company or any Subsidiary. To the Knowledge of Sellers, there are no grievances or arbitration demands or unfair labor practice charges pending or threatened against the Company or any Subsidiary.

(b) Other than as set forth on Schedule 4.17(b) of the Disclosure Schedule, there are no pending or, to the Knowledge of Sellers, threatened Actions of, or relating to, the Company or any Subsidiary by any Governmental Body responsible for the enforcement of any labor or employment Laws except for normal and customary periodic inspections by the Occupational Safety and Health Administration and other Governmental Bodies with respect to occupation safety and health matters.

(c) Since January 1, 2010, there have not been any strikes, work stoppages, slowdowns, pickets, lockouts, walkouts, other job actions, arbitration, grievances, unfair labor practice charges or complaints or other labor disputes pending or involving the Company or any Subsidiary or, to the Knowledge of Sellers, threatened against the Company or any Subsidiary, and to the Knowledge of Sellers, there are no facts or circumstances which would reasonably be expected to form the basis for any of the foregoing.

(d) Neither the Company nor any Subsidiary has implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar Law and no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Purchaser, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Closing Date.

(e) The Company and each Subsidiary is, and has been since January 1, 2010 (except for any non-compliance which has been cured and for which there are no Liabilities or all Liabilities have been satisfied in full), in material compliance with all applicable Laws, Orders, Contracts, policies and procedures relating to the employment or retention of any individual, employee, contractor, or agent, including all such Laws, Orders, Contracts, policies and procedures relating to wage and hour, collective bargaining, discrimination, civil rights, occupational safety and health, workers’ compensation, immigration and the collection and payment of withholding and/or social security Taxes and other Taxes.

(f) Schedule 4.17(f)(i) of the Disclosure Schedule contains a correct and complete list of all of the officers, managers and directors of the Company and the Subsidiaries, specifying their office and annual rate of compensation and annual bonus. The Company has disclosed, or prior to Closing will disclose, to Purchaser, for the Company and each Subsidiary, the following details of the terms of employment of each employee, including job title, Fair Labor Standards Act exempt or non-exempt status, whether employee is full-time, part-time, or temporary status, service credit date, whether employee is on active or leave status, accrued and unused vacation or other paid time off, and remuneration (including actual salary or hourly wages plus any variable or incentive compensation paid in 2012), present base salary or hourly wage rate, and any variable or incentive compensation estimated or budgeted for 2013. Except as disclosed in Schedule 4.17(a) of the Disclosure Schedule, there are no employment-related Contracts in effect as of the date hereof between the Company and any employee. Except as disclosed in Schedule 4.17(f)(ii) of the Disclosure Schedule (which includes reference to all employees at the Mexico operations of the Company or any Subsidiary), the employment relationship between the Company or any Subsidiary and each of its employees is “employment at will.” The Company has disclosed, or prior to Closing will disclose, to Purchaser true and correct copies of all existing employee handbooks, summary plan descriptions, policy manuals and/or policies and procedures applicable to employees of the Company and each Subsidiary.

(g) To the Knowledge of Sellers, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law involving the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or, to the Knowledge of Sellers, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(h) Other than as set forth on Schedule 4.17(h) of the Disclosure Schedule, there are no management, employment, severance, “golden parachute” or other contracts between the Company or any of its Subsidiaries and any of their respective officers, consultants, directors, employees, or any other Person and there is no reasonable expectation for any claim by past or present employees of the Company or any of its Subsidiaries for any severance pay or other payments due to the termination of employment, nor will there be any reasonable expectation for any claim under any benefit or severance plan, policy, program, or Contract that exists or may be deemed to exist under any applicable Law, as a result of the Contemplated Transactions.

(i) Neither the Company nor any Subsidiary has, since January 1, 2010, been subject to an audit of its Form I-9 practices by any Governmental Body nor had any penalties assessed against it by a Governmental Body due to the knowing hire of unauthorized workers by it or Form I-9 paperwork violations. No work eligibility status of any current employee of the Company or any Subsidiary would terminate or otherwise be affected by the transactions consummated hereby.

(j) The Company and each Subsidiary has correctly classified all individuals performing services for the Company or any of its Subsidiaries as employees, independent contractors or agents, as applicable. For each individual or entity engaged by the Company or any Subsidiary as an independent contractor, the Company has made a good faith determination that such classification is appropriate under the Law and based on the actual activities performed by such individual or entity. The Company has not, within the preceding three (3) years, been subject to an audit of its independent contractor hiring practices by any Governmental Body nor had any penalties assessed against it by a Governmental Body due to the misclassification of employees as independent contractors.

(k) Neither the Company nor any Subsidiary is a government contractor subject to equal employment opportunity or affirmative action obligations under either federal, state, or local Laws or otherwise covered by any federal executive orders applicable to government contractors.

(l) Wood Crafters Mexico Holding, S. de R.L. de C.V. and Woodcrafters Home Products, S. de R.L. de C.V. do not have any employees as determined under applicable Law, and the companies receive services from independent contractors.

(m) All of the consultants or independent contractors of Wood Crafters Mexico Holding, S. de R.L. de C.V. and Woodcrafters Home Products, S. de R.L. de C.V. are consultants or independent contractors as determined under applicable Law.

4.18 Benefit Plans. Each employee benefit plan within the meaning of Section 3(3) of ERISA and any other bonus, incentive, equity, deferred compensation, medical, life insurance, disability, accident, fringe benefit, loan, severance, employment or other benefit plan, program, arrangement maintained by the Company and/or any of its Subsidiaries or to which the Company or any such Subsidiary contributes (or has any obligation to contribute), is a party or with respect to which any potential liability may be borne by the Company or any of its Subsidiaries (collectively, the “Benefit Plans”) is listed on Schedule 4.18 of the Disclosure Schedule. No Benefit Plan is an “employee pension benefit plan” within the meaning of ERISA. In the past six years, none of the Company, any of its Subsidiaries, or any ERISA Affiliate of the Company or of any such Subsidiary, has maintained, contributed to or had any obligation with respect to (i) a plan subject to Title IV of ERISA, (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), or (iii) any single plan maintained by more than one employer. Each Benefit Plan has been operated in compliance with applicable Law and has been administered and operated in accordance with its terms. There are no actions, suits, claims or disputes pending, or, to the Knowledge of Sellers, threatened, anticipated or expected to be asserted against or with respect to any Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). True and complete copies of all Benefit Plans and, if applicable with respect to any Benefit Plans, any trust instruments or other funding arrangements, insurance contracts, most recent determination or opinion letters, summary plan descriptions, Forms 5500 for the three (3) most recent plan years and descriptions of any non-written Benefit Plans have been made available to Purchaser or its counsel. The consummation of the Contemplated Transactions will not, either alone or in combination with any other event, result in any compensation becoming due, increase the amount of compensation or benefits due, or accelerate the time of payment or vesting of any compensation or benefits, to any current or former employee, manager or director of the Company, any Subsidiary of the Company, or any ERISA Affiliate of the Company or any such Subsidiary.

4.19 Insurance. Schedule 4.19 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies or programs of self-insurance maintained as of the date of this Agreement (for “claims made” policies) and for policy periods beginning on or after January 1, 2012 (for “occurrence based policies”) by or on behalf of the Company or any Subsidiary, relating to their respective businesses, employees, managers, directors, assets, facilities or locations, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits and expiration date of each policy, and sets forth a list of all claims made under such policies since January 1, 2012. All such insurance policies are in full force and effect, and neither the Company nor any Subsidiary is in default with respect to their material obligations under any such insurance policy so as to cause a loss of coverage. Neither the Company nor any Subsidiary has received written notice of cancellation or termination in respect of any such policy and Sellers have no reasonable expectation for such cancellation, termination or loss of coverage.

4.20 Material Agreements.

(a) Schedule 4.20(a) of the Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound (collectively, the “Material Agreements”):

(i) all employment, termination, collective bargaining, retention, change in control, compensation and bonus Contracts (other than ordinary course “at-will” employment arrangements with employees) and plans, and all Contracts and plans providing for options or equity purchases, equity appreciation rights, pensions, severance payments, deferred or incentive compensation, retirement payments or profit sharing, or other similar employee benefits with any current or (to the extent the Company or any Subsidiary has ongoing obligations under such Contracts) former employee, officer, manager, director, Seller or consultant of the Company or any Subsidiary;

(ii) all Contracts for the engagement of any consultant or independent contractor which require payments in excess of $500,000 over the next twelve (12) months;

(iii) all Contracts for the lease of personal property to or from any Person providing for lease payments in excess of $500,000 per annum;

(iv) all Contracts that relate to any ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property of the Company or any Subsidiary;

(v) all Contracts for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than twelve (12) months, result in a material loss to the Company or any Subsidiary, or involve consideration in excess of $500,000;

(vi) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(vii) all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to obligations for Company Indebtedness and guarantees of obligations of any other Person (other than guarantees by way of endorsement or negotiable instruments in the Ordinary Course of Business) or under which the Company or any Subsidiary has imposed an Encumbrance on any of their assets, tangible or intangible;

(viii) all Contracts for capital expenditures under which the Company or any Subsidiary as of the date of this Agreement has remaining obligations in excess of $500,000 each;

(ix) any Contracts containing confidentiality obligations or covenants not to compete (A) binding on the Company or any Subsidiary, (B) restricting other Persons for the benefit of the Company or any Subsidiary or (C) which otherwise restrict competition granted by the Company or any Subsidiary in favor of a third party, or any other agreement that would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries or Purchaser or any of its subsidiaries;

(x) Contracts under which the Company or any Subsidiary is obligated to indemnify any Person other than Contracts entered into in the Ordinary Course of Business;

(xi) Contracts to loan money or extend credit to any other Person (except for de minimis travel advances made to employees in the Ordinary Course of Business);

(xii) all joint venture or partnership Contracts, whether or not involving a sharing of profits, or other Contracts involving sharing of profits, losses, business or opportunities with any Person;

(xiii) Contracts relating to the settlement or compromise of any Actions or Orders disclosed on Schedule 4.15 of the Disclosure Schedule;

(xiv) Affiliate Agreements;

(xv) Contracts for the acquisition, sale, disposition or transfer of all or any substantial portion of the assets or equity securities (including securities convertible into or exchangeable for equity securities) of the Company or any Subsidiary or any other Person (whether by way of merger or otherwise) other than in the Ordinary Course of Business;

(xvi) any other Contract which (A) is not cancelable on thirty (30) days or less notice without any penalty or other financial obligation and (B) involves or is reasonably expected to involve aggregate payments by or to the Company or any Subsidiary of $500,000 or more; and

(xvii) any outstanding powers of attorney granted by the Company or any Subsidiary.

(b) Each of the Material Agreements is in full force and effect and constitutes a valid and binding obligation of the Company or any Subsidiary, and, to the Knowledge of Sellers, the other party thereto, and each such Material Agreement is enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Company and its Subsidiaries have provided to Purchaser true and complete copies of all written Material Agreements, including all amendments, modifications or supplemental arrangements with respect thereto, and except as reflected in Schedule 4.20(a), there have been no amendments, modifications or supplemental arrangements to or with respect to any Material Agreement. Schedule 4.20(a), includes with respect to each Material Agreement the names of the parties, the date thereof, and its title or other general description. Except as set forth on Schedule 4.20(a) of the Disclosure Schedule, to the Knowledge of Sellers, there is no event which has occurred or existing condition (including the execution and delivery of this Agreement and the consummation of the Contemplated Transactions) which constitutes or which, with notice, the happening of an event and/or the passage of time would constitute a breach, default or event of default by the Company or any Subsidiary or would cause the acceleration of any obligation of the Company or any Subsidiary, give rise to any right or termination or cancellation by any party other than the Company or a Subsidiary, nor to the Knowledge of Sellers is there a claim with respect to, any breach or default in any material respect by any other party thereto. Except as set forth on Schedule 4.20(a) of the Disclosure Schedule, there are no ongoing current renegotiations of, or attempt to renegotiate or outstanding rights to renegotiate, any terms or provision of any Material Agreement and no Person has made a request for such renegotiations. No party to any Material Agreement has exercised, or provided notice of its intent to exercise, any termination rights with respect thereto.

4.21 Compliance with Law. Excluding Environmental Laws and Laws applicable to Taxes, labor matters, Benefit Plans, export controls and certain payments to Persons (each of which are covered in Sections 4.23, 4.16, 4.17, 4.18, 4.22 and 4.31, respectively), except as set forth on Schedule 4.21 of the Disclosure Schedule, the Company and each Subsidiary are, and at all times since January 1, 2010 have been, in compliance, in all material respects, with each Law that is or was applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets.

4.22 Export Controls. The Company and its Subsidiaries are and, have at all times since January 1, 2010 been (except for any non-compliance which has been cured and for which there are no Liabilities or all Liabilities have been satisfied in full), in compliance, in all materials respects, with all Laws relating to export control and trade embargoes. To the Knowledge of Sellers, no product sold or service provided by the Company’s or its Subsidiaries’ business during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of any country or Person to which trade is embargoed, including Cuba or Iran.

4.23 Environmental Compliance. Except as set forth on Schedule 4.23 of the Disclosure Schedule:

(a) Except for actions, activities, circumstances, conditions, events or incidents which have been cured and for which there are no Liabilities or all Liabilities have been satisfied in full, there are no present or past actions, activities, circumstances, conditions, events or incidents, including any Release or threatened Release, disposal, dumping, discharge, spill, leak, pumping, pouring, emitting, injection, placement, handling, installation, escaping, leaching or migration, related to Hazardous Substances, that could form the basis for the assertion of any material Liability against the Company, any Subsidiary, the business of the Company or any Subsidiary or any Real Property used therein, or, to the Knowledge of Sellers, against any predecessor.

(b) The Company, the Subsidiaries and any other Person for whose conduct the Company or any Subsidiary is or may be held responsible have no material Liability under, and are currently in compliance, in all material respects, with all Environmental Laws applicable to the Company, the Subsidiaries, their business and the Real Property. There are no threatened, pending, outstanding or otherwise unpaid fines or penalties associated with past noncompliance with Environmental Laws.

(c) The Company and each Subsidiary holds and is in compliance, in all material respects, with all Authorizations required by any Governmental Body under Environmental Laws applicable to the conduct of the business of the Company or such Subsidiary as presently conducted and at the same production capacities, with all applications for renewal timely filed. To the Knowledge of Sellers, no grounds exist for the revocation, suspension or limitation of any of the Authorization.

(d) Neither the Company, the Subsidiaries, nor the Real Property are currently subject to any Order or threatened Action with any continuing obligation, alleging or relating to a violation of or material Liability under any Environmental Law or any other material Liability due to any Hazardous Substances.

(e) Neither the Company nor any Subsidiary is subject to any pending or, to the Knowledge of Sellers, threatened Order from or claim by any Governmental Body or other Person relating to the Release of any Hazardous Substances, and neither the Company nor any of the Subsidiaries has reported or, to the Knowledge of Sellers, is required to report a Release pursuant to any Environmental Laws.

(f) Neither the Company nor any Subsidiary has received written notice from any Governmental Body or other Person to the effect that it is or may be liable under Environmental Laws as a result of either conducting unauthorized activities or the use, handling, installation, generation, storage, treatment, disposal, or arrangement for disposal of Hazardous Substances. To the Knowledge of Sellers, no offsite disposal location to which the Company or any Subsidiary sent Hazardous Substances has been identified by any Governmental Body or other Person to the effect that the owner(s), operator(s), transporters, or generators are or may be liable under Environmental Laws as a result of disposal practices.

(g) No Encumbrance has been imposed on the Owned Real Property by any Governmental Body and no land use restriction has been imposed on the Owned Real Property by any Governmental Body, by mutual consent with any other Person, or by unilateral voluntary action of the Company or any Subsidiary in connection with the presence on or off the Owned Real Property of any Hazardous Substances.

(h) The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Schedule 4.23(h) of the Disclosure Schedule) and has not entered into any Contract to transfer, lease, license, guarantee, sell or encumber any Environmental Attributes as of the date hereof. To the Knowledge of Sellers, there are no conditions, events or circumstances that might prevent, impede or materially increase the costs associated with the transfer (if required) to Purchaser of any Environmental Attributes after the Closing Date.

(i) The Company has provided Purchaser copies of all documents, records, reports, studies, analyses, tests and information in its possession or control concerning compliance or noncompliance with Environmental Laws relevant to the Company, the Subsidiaries and the Real Property, whether generated by the Company, the Subsidiaries, any Seller or others.

4.24 No Brokers or Finders. Except for KeyBanc Capital Markets Inc. and Seale & Associates, Inc., the expense for which shall be borne by Sellers as a Seller Expense, neither the Company, any Subsidiary, nor any Person acting on their behalf has any Liability to pay Brokers Obligations with respect to the Contemplated Transactions.

4.25 Affiliated Transactions. Except as set forth on Schedule 4.25 of the Disclosure Schedule (which discloses all material terms thereof), no employee, officer, director, manager, partner, or Affiliate of the Company or any Subsidiary or, to the Knowledge of Sellers, any Family Member or Affiliate of any such Person, is a party to any Contract, commitment or transaction with the Company or any Subsidiary other than (a) employment contracts between the Company or a Subsidiary and its officers and employees and (b) rights to receive accrued compensation, vacation pay, expense reimbursement and other employee benefits arising in the Ordinary Course of Business, or has any interest in any property used by the Company or any Subsidiary or in any business that competes with the Company or any Subsidiary (the “Affiliate Agreements”). As of the Closing Date, except as otherwise expressly indicated on Schedule 4.25 of the Disclosure Schedule, all of the Affiliate Agreements shall be properly terminated, and the Company and the Subsidiaries shall have no Liability thereunder.

4.26 Product Warranty; Product Liability. Since January 1, 2008, the Company and its Subsidiaries have not incurred Liabilities in any year exceeding $250,000 in the aggregate arising from (i) warranties (express or implied) relating to the sale of products and (ii) any injury to any Person or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or any Subsidiary, and, to the Knowledge of Sellers, there is no reasonable expectation of any change from this historical level of Liability exposure. No product manufactured, sold, leased, or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 4.26 of the Disclosure Schedule.

4.27 Bank Accounts. Schedule 4.27 of the Disclosure Schedule sets forth each of the bank accounts and the employees of the Company and each Subsidiary that are authorized signatories with respect to such accounts.

4.28 Intellectual Property.

(a) The Company and its Subsidiaries own, or have the right to use pursuant to a valid and enforceable Contract, all Proprietary Rights reasonably required to conduct the day-to-day operations of the business of the Company and each Subsidiary (the “Business Proprietary Rights”) as presently conducted. Each item representing a Business Proprietary Right will be owned or available for use by the Company and the Subsidiaries on substantially the same terms and conditions immediately subsequent to the Closing hereunder.

(b) Neither the Company nor the Subsidiaries, nor the conduct of their businesses as currently conducted or contemplated under this Agreement and the Transaction Agreements, infringes upon, misappropriates, or otherwise violates currently any Proprietary Rights owned or otherwise held by third parties. Further, to the Knowledge of Sellers, neither the Company nor the Subsidiaries have received any threat, claim or demand of same which would reasonably be expected to materially impact the day-to-day operations of the business of the Company or any Subsidiary nor is there a basis for same.

(c) There are no currently pending legal proceedings pursuant to which the Company or any of the Subsidiaries is asserting that a third party has infringed, misappropriated or violated any Business Proprietary Rights.

(d) Schedule 4.28(d) of the Disclosure Schedule sets out a true, correct and complete list of all of the Business Proprietary Rights owned by the Company and the Subsidiaries.

(e) Schedule 4.28(e) of the Disclosure Schedule sets out a true, correct and complete list of all of the Business Proprietary Rights owned by third parties, except BPR Software, which are material to the operation of the business of the Company or any Subsidiary.

(f) With respect to each item representing a Business Proprietary Right:

(i) for owned Business Proprietary Rights, the Company or Subsidiary owns and possesses all right, title, and interest in and to the item, free and clear of any Encumbrances or other restriction other than Permitted Encumbrances;

(ii) the item is not subject to any outstanding Order;

(iii) no Action is pending or, to the Knowledge of Sellers, is threatened, which challenges the legality, validity, enforceability, scope of rights, use or ownership of the item; and

(iv) neither the Company nor any Subsidiary has assigned, licensed or otherwise conveyed rights to any of the Business Proprietary Rights other than by a License listed in Schedule 4.28(g) of the Disclosure Schedule.

(g) Schedule 4.28(g) of the Disclosure Schedule sets out a true, correct and complete list of all Contracts to which the Company or any Subsidiary is a party either granting or receiving any right, title or interest with respect to any of the Business Proprietary Rights (each a “License”).

(h) With respect to each License which is material to the operation of the business of the Company or its Subsidiaries:

(i) the License is legal, valid, binding, enforceable, and in full force and effect;

(ii) neither the Company nor any Subsidiary nor, to the Knowledge of Sellers, any other party to the License is in material breach or default, and no event has occurred or condition exists (including the execution and delivery of this Agreement and the consummation of the Contemplated Transactions) which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii) to the Knowledge of Sellers, the underlying Business Proprietary Right of any such License is not subject to any outstanding injunction, judgment, Order or other Encumbrance; and

(iv) no Action is pending or, to the Knowledge of Sellers, is threatened that challenges the legality, validity or enforceability of the underlying Business Proprietary Right.

(i) The Company and the Subsidiaries have taken commercially reasonable precautions to protect the secrecy and value of the trade secrets which constitute Business Proprietary Rights and which if disclosed would reasonably be expected to result in a Material Adverse Change.

(j) All employees and third parties who assisted in the design, support or development of any Business Proprietary Right which is material to the operation of the business of the Company or its Subsidiaries have executed a written Contract assigning to the Company or a Subsidiary, as applicable, all right, title and interest in and to such Business Proprietary Right.

(k) Schedule 4.28(k) of the Disclosure Schedule sets out all computer programs, databases and software that are reasonably required to conduct the day-to-day business operations of the Company and the Subsidiaries, except for items that are generally available to the public on an off-the-shelf basis (the “BPR Software”). There have been no failures or interruptions in the BPR Software in the past two (2) years that resulted in a Material Adverse Change on the Company or its Subsidiaries.

(l) The Company and the Subsidiaries have taken commercially reasonable steps (including any legally or contractually required steps) to protect the integrity and security of its websites, call centers, BPR Software, databases, systems, networks, and all proprietary information and data stored or contained therein or transmitted thereby, from unauthorized or improper access, modification, transmittal or use.

4.29 Books and Records. The minute books of the Company and the Subsidiaries reflect in all material respects all meetings and other corporate or limited liability company actions of its stockholders, members, or managers and the board of directors and committees thereof, and all meetings of, or actions to be taken by, any such stockholders, members, managers, board of directors or committees thereof are contained in such minute books, except where the failure to record minutes and/or hold a meeting would not result in a Material Adverse Change on the Company.

4.30 Customers and Suppliers.

(a) Schedule 4.30(a) of the Disclosure Schedule sets forth the names and addresses of the five (5) largest customers of the Company and the Subsidiaries (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated gross sales attributable to such customer (“Major Customers”). Except as set forth on Schedule 4.30(a) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice of, nor to the

Knowledge of Sellers is there a reasonable expectation of, a materially adverse change in the rate of buying materials, products or services from the Company and the Subsidiaries after the Closing Date on terms and conditions similar to those used in its current sales. To the Knowledge of Sellers, no Major Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Contemplated Transactions.

(b) Schedule 4.30(b) of the Disclosure Schedule sets forth all suppliers from which the Company and the Subsidiaries ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $500,000 or more during the twelve-month period ended on the Balance Sheet Date (“Major Suppliers”) and the amount for which each such Major Supplier invoiced the Company and the Subsidiaries during such period. Except as set forth on Schedule 4.30(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice of, nor to the Knowledge of Sellers is there a reasonable expectation of, a materially adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any Major Supplier will not sell raw materials, supplies, merchandise and other goods to the Company and the Subsidiaries after the Closing Date on terms and conditions similar to those used in its current sales. To the Knowledge of Sellers, no Major Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Contemplated Transactions.

4.31 Improper and Other Payments.

(a) None of Sellers, the Company, its Subsidiaries or any of their respective Seller Representatives (exclusive of any investment bankers, attorneys or accountants) has taken, committed to take or been alleged to have taken any action which would cause Sellers, the Company, its Subsidiaries or any of their respective Seller Representatives (exclusive of any investment bankers, attorneys or accountants) to be in violation of the United States Foreign Corrupt Practices Act or the regulations promulgated thereunder, as amended from time to time, or any applicable Law of similar effect of another jurisdiction, including but not limited to (i) making payments or providing services that were not legal to make or provide or that were not legal for the Persons receiving them to receive, such as for illegal political contributions, bribes and kickback payments, (ii) offering or agreeing to offer anything of value to any governmental official, political party, international organization official or any candidate for public office, for the purpose of influencing that official to assist in obtaining or retaining business, (iii) employing or retaining as a consultant or advisor, any governmental or political official in any country while such official was in office, and (iv) engaging in any transactions or making or receiving payments that were not properly recorded on the accounting books and records or disclosed on the financial statements of Sellers, the Company or any of its Subsidiaries.

(b) None of Sellers, the Company, its Subsidiaries or any of their respective Seller Representatives (exclusive of investment bankers, attorneys or accountants) or any other Person acting on behalf of any of the foregoing (i) has used any corporate or other funds for unlawful gifts or entertainment, (ii) established or maintained any unlawful or unrecorded funds, (iii) made any indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, or (iv) has accepted or received any unlawful contributions, payments, gifts or expenditures, in the case of each of (i)-(iv), in furtherance of any business of the Company or any Subsidiary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that, except as set forth in a Disclosure Schedule corresponding in number to the applicable Section of this ARTICLE V:

5.1 Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Purchaser is duly qualified as a foreign corporation to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not impair or delay the ability of Purchaser to consummate the Contemplated Transactions by, or perform its obligations under, this Agreement and each other Transaction Agreement to which it is a party.

5.2 Authority Relative to Agreement; Effect of Agreement. All action on the part of Purchaser necessary for the authorization, execution and delivery of this Agreement and each other Transaction Agreement to which it is a party, and the performance of all of its obligations hereunder and thereunder have been taken or will be taken prior to the date of this Agreement. Purchaser has full power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party. This Agreement (assuming due authorization, execution and delivery by each other party hereto) constitutes, and upon execution and delivery of each other Transaction Agreement to which Purchaser is a party (assuming due authorization, execution and delivery by each other party thereto) will constitute, valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally or (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 Absence of Conflict. None of the execution, delivery or performance of this Agreement and each other Transaction Agreement to which Purchaser is a party, nor the consummation of the Contemplated Transactions, will directly or indirectly:

(a) result in any violation or breach of any material Contract to which Purchaser is a party or by which Purchaser or any of Purchaser’s material assets are bound; or

(b) result in a violation of any Law or Order, in any material respect, to which Purchaser or any of Purchaser’s material assets are subject.

5.4 Authorizations. Except as set forth in Schedule 5.4 of the Disclosure Schedule, no Authorization is required to be obtained or given by Purchaser in connection with the execution, delivery or performance of this Agreement and each other Transaction Agreement to which it is a party or the consummation of the Contemplated Transactions.

5.5 Litigation. There is no Order or Action which exists, is pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its officers, directors, agents, employees or equity holders which questions the validity of this Agreement or any action taken or to be taken in connection herewith or that would give any third party the right to enjoin or rescind the Contemplated Transactions or otherwise prevent Purchaser from complying with the terms and provisions of this Agreement.

5.6 No Brokers or Finders. Purchaser has no Liability to pay any Brokers Obligations with respect to the Contemplated Transactions.

5.7 Investment. Purchaser is acquiring the Membership Interests for its own account for investment and not with a view to distribution within the meaning of Section 2(11) of the Securities Act or with any present intention of distributing or selling the Membership Interests. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Membership Interests. It confirms that Sellers have made available to it and its representatives the opportunity to ask questions of the officers and management of the Company and to acquire such additional information about the operations and the financial condition of the Company and its Subsidiaries.

5.8 Restricted Securities. The Membership Interests being acquired by it are characterized as “restricted securities” under the federal securities laws inasmuch as such Membership Interests are being acquired in a transaction not involving a public offering, and that under such Laws and applicable regulations such securities may not be resold without registration under the Securities Act unless an exemption from registration thereunder is available. Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1 Conduct of the Business. Sellers covenant and agree that, between the date of this Agreement and the Closing Date, except as expressly contemplated by any other provision of this Agreement, unless reasonably necessary to complete the Pre-Closing Restructuring or unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld):

(a) Sellers shall cause the Company and the Subsidiaries to conduct their businesses only in the Ordinary Course of Business.

(b) Sellers shall cause the Company and the Subsidiaries to use commercially reasonable efforts to preserve intact its business organization, to keep available the services of their current officers, employees, consultants and agents and to preserve the relations and goodwill with suppliers, customers, landlords, creditors, employers, agents and other Persons with whom the Company and the Subsidiaries have business relations.

(c) Sellers shall cause the Company and the Subsidiaries (i) to conduct their operations in compliance in all material respects with all Laws; (ii) to maintain in effect all Permits material to the operation of their respective businesses; and (iii) to give prompt notice to

Purchaser of (A) any notice received by the Company or any Subsidiary from any Governmental Body or other Person regarding any current, pending or proposed Action relating to the Company or any Subsidiary; (B) any proposed imposition of any Order relating to the Company or any Subsidiary; (C) the revocation, termination, suspension or limitation of any Permit of the Company or any Subsidiary; or (D) any other actual, pending or, to the Knowledge of Sellers, threatened event or Action that would reasonably be expected to materially and adversely affect the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company or any Subsidiary.

(d) By way of amplification and not limitation of the foregoing, as reflected in Schedule 6.1(d) or as required by Law, Sellers shall not permit the Company or any Subsidiary to, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change any of their organizational documents or classification for income Tax purposes;

(ii) create, assume or permit to exist any new Encumbrance other than (A) the interests of lessors under operating leases entered into in the Ordinary Course of Business and (B) Permitted Encumbrances;

(iii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, the Membership Interests or any other equity securities of the Company or of any Subsidiary, other than Permitted Encumbrances;

(iv) declare, set aside, make or pay any distribution payable in cash, equity securities, property or otherwise, with respect to any Membership Interests or other equity securities of the Company or any Subsidiary (other than (A) distributions to pay income Taxes in accordance with historical practices and (B) dividends or distributions by any Subsidiary of the Company);

(v) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, the Membership Interests or any other equity securities of the Company or any Subsidiary;

(vi) (A) acquire or dispose of (including by merger, consolidation or acquisition or disposition of equity securities or assets) any interest owned by the Company or any Subsidiary in any Person or any assets of the Company or any Subsidiary, other than the sale of inventory and disposal of obsolete assets in the Ordinary Course of Business; (B) incur any Company Indebtedness, except for Company Indebtedness incurred in the Ordinary Course of Business not in excess of $500,000; (C) make any loans or advances to any Person; (D) commit to make or make capital expenditures, other than pursuant to previously budgeted projects or consistent with past practice; or (E) enter into, amend or terminate any Material Agreement, other than in the Ordinary Course of Business;

(vii) license, sell, transfer or otherwise dispose of, in whole or in part, any Business Proprietary Rights other than in the Ordinary Course of Business;

(viii) increase the compensation payable or to become payable to contractors, managers, officers or employees of the Company or any Subsidiary, other than in the Ordinary Course of Business in accordance with existing personnel policies;

(ix) make offers to any contractors, managers, officers or employees of the Company or any Subsidiary for employment with any Person other than Purchaser, the Company or any Subsidiary after Closing, except for those individuals set forth on Schedule 6.1(d)(ix) of the Disclosure Schedule;

(x) grant any severance or termination pay to, or enter into any employment or severance agreement with, any officer or other employee of the Company or any Subsidiary, other than in the Ordinary Course of Business or except as otherwise contemplated herein;

(xi) establish, adopt, enter into or amend any benefit provided under any collective bargaining agreement or Benefit Plan, other than as required by any such collective bargaining agreement or Benefit Plan or required by Law in order to qualify for favorable Tax treatment;

(xii) make any material change in the accounting policies or procedures applied in the preparation of the Interim Financial Statements or the Audited Financial Statements or reduce any reserves in the Interim Financial Statements, except to the extent required by GAAP;

(xiii) cancel, forgive, release, discharge, waive or accelerate the collection of any accounts receivable or any similar asset or right with respect to the Company or any Subsidiary, or agree to do any of the foregoing, except in the Ordinary Course of Business;

(xiv) sell or factor any accounts receivable of the Company or any Subsidiary;

(xv) pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of Liabilities reflected or reserved against in the Audited Financial Statements and Interim Balance Sheet (including payoffs of Company Indebtedness) or subsequently incurred in the Ordinary Course of Business;

(xvi) compromise, settle or agree to settle any Action, other than compromises, settlements or agreements in the Ordinary Course of Business that involve only the payment of monetary damages not in excess of $500,000 individually, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xvii) make or change or revoke any material Tax election (including an entity classification election under Treasury Regulation Section 301.7701-3) or settle or compromise any material Tax Liability, other than in the Ordinary Course of Business, change its Tax year, amend any Tax Returns, or make any election, adopt any accounting method or fiscal year, or take any position in any Tax Returns relating to the Company or any Subsidiary that is inconsistent with the past practices of the Company and its Subsidiaries;

(xviii) renew or enter into any non-compete, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries; or

(xix) agree to take any of the actions described in subsections (d)(i) through (d)(xviii) of this Section 6.1.

6.2 Closing Efforts; HSR Act and Mexican Competition Law Filings.

(a) Subject to the terms and conditions of this Agreement, each Party hereto shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Contemplated Transactions in the most expeditious manner practicable, including using its commercially reasonable efforts to ensure that (i) its representations and warranties set forth in this Agreement remain true and correct in all material respects (except that any representations and warranties that are qualified by materiality (including by the phrase “Material Adverse Change” or “in all material respects” or any word or phrase of similar import) shall remain true and correct in all respects), and (ii) the conditions to the obligations of the other Parties to consummate the Contemplated Transactions are satisfied.

(b) Sellers and Purchaser shall use their respective commercially reasonable efforts to promptly file or cause to be filed no later than May 13, 2013, all required filings under the HSR Act and the Mexican Competition Law, shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform the other Party of any material communications received by such Party from any Governmental Body regarding the Contemplated Transactions. Sellers and Purchaser shall review and discuss in advance, and each shall consider in good faith the views of the other Parties in connection with any proposed written or material oral communication with any Governmental Body. Neither Seller nor Purchaser shall participate in any meeting with any Governmental Body unless such Party first consults with the other Parties in advance, and to the extent permitted by the Governmental Body, gives the other Parties the opportunity to be present thereat. Neither Seller nor Purchaser shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Contemplated Transactions at the behest of any Governmental Body without the written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed). Each of Purchaser, on the one hand, and Sellers, on the other hand, shall share equally any and all filing fees required to be paid in connection with any filing required by the HSR Act, the Mexican Competition Law or any similar Laws (the “Filing Fees”).

(c) Notwithstanding the foregoing, nothing in this Section 6.2 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (i) sell, divest, discontinue or limit, before or after the Closing Date, any assets or business of Purchaser, the Company or any of their respective Affiliates, which could reasonably be expected to result in (A) any incurrence by Purchaser, the Company and any of their Affiliates, taken as a whole, of aggregate Liabilities during any twelve (12) month period in excess of $20,000,000, (B) any reduction in the assets of Purchaser, the Company and any of their Affiliates, taken as a whole, during any twelve (12) month period in excess of $20,000,000 or (C) any reduction in the gross revenues of Purchaser, the Company and any of their Affiliates, taken as a whole, during any twelve (12)

month period in excess of $20,000,000; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets or business, which could reasonably be expected to result in (A) any incurrence by Purchaser, the Company and any of their Affiliates, taken as a whole, of aggregate Liabilities during any twelve (12) month period in excess of $20,000,000, (B) any reduction in the assets of Purchaser, the Company and any of their Affiliates, taken as a whole, during any twelve (12) month period in excess of $20,000,000 or (C) any reduction in the gross revenues of Purchaser, the Company and any of their Affiliates, taken as a whole, during any twelve (12) month period in excess of $20,000,000; or (iii) any material modification or waiver of the terms and conditions of this Agreement that could reasonably be expected to result in (A) any incurrence by Purchaser, the Company and any of their Affiliates, taken as a whole, of aggregate Liabilities during any twelve (12) month period in excess of $20,000,000, (B) any reduction in the assets of Purchaser, the Company and any of their Affiliates, taken as a whole, during any twelve (12) month period in excess of $20,000,000 or (C) any reduction in the gross revenues of Purchaser, the Company and any of their Affiliates, taken as a whole, during any twelve (12) month period in excess of $20,000,000. Purchaser shall use its commercially reasonable efforts to vacate any Order regarding any of the foregoing.

6.3 Consents. Sellers shall, and shall cause the Company to use, commercially reasonable efforts to obtain the Authorizations referred to in Sections 3.4, 4.4 and 4.5.

6.4 Exclusivity. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 11.1 and the Closing Date, neither Sellers, Tanus, the Company nor any Subsidiary, will, or will permit or cause any of their, or their Affiliates, respective members, managers, stockholders, officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, the “Seller Representatives”) to, directly or indirectly: (a) initiate, solicit, seek, encourage, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal that constitutes or is reasonably likely to lead to any proposal or offer (i) for a sale, equity exchange, merger, consolidation or other business combination concerning Tan, the Company or any Subsidiary, (ii) to acquire in any manner, directly or indirectly, any equity securities (or securities convertible into or exchangeable for equity securities) or any material part of the assets of Tan, the Company or any Subsidiary, (iii) with respect to any refinancing, recapitalization or restructuring concerning Tan, the Company or any Subsidiary, or (iv) enter into any Contract with respect to any other transaction similar to any of the foregoing relating to Tan, the Company or any Subsidiary; (b) engage in negotiations or discussions with, or provide any information or data concerning Tan, the Company or any Subsidiary to, any Person (other than Purchaser or any of its Affiliates or representatives) relating to any such transaction; or (c) enter into any letter of intent, agreement in principle, acquisition agreement or any other Contract with respect to any such transaction. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 11.1 and the Closing Date, Tanus and Sellers shall notify Purchaser as promptly as practicable, and in any event not later than the next Business Day, of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers received by Tanus or Sellers, their officers or directors or, to the Knowledge of Sellers, any other Seller Representatives. Tanus and Sellers agree that they will take the necessary steps to promptly inform Seller Representatives of the obligations undertaken in this Section 6.4.

6.5 Access. Sellers and the Company will, and will cause the Subsidiaries to, (a) permit Purchaser, its Affiliates and their representatives reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties (including subsurface testing), personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Company and the Subsidiaries, (b) furnish Purchaser, its Affiliates and their representatives with copies of all such Contracts, books and records, and other existing documents and data as Purchaser may reasonably request, (c) furnish Purchaser, its Affiliates and their representatives with such additional financial, operating, and other data and information as Purchaser may reasonably request and (d) instruct all Seller Representatives to cooperate with Purchaser, its Affiliates and their representatives. No investigation by Purchaser, its Affiliates or their representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers or the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule. Notwithstanding anything to the contrary herein, Purchaser shall use its commercially reasonable efforts to complete its due diligence review of the Company and its Subsidiaries by May 31, 2013 and in no event shall Purchaser be obligated to complete the Contemplated Transactions prior to May 31, 2013.

6.6 Notice of Breaches.

(a) Purchaser shall give prompt notice to Sellers of (i) any fact, event, occurrence or other information of which Purchaser becomes aware that would be reasonably likely to cause any representation or warranty of Purchaser contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Purchaser of which Purchaser becomes aware to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Purchaser hereunder.

(b) Sellers shall give prompt notice to Purchaser of (i) any fact, event, occurrence or other information of which any Seller becomes aware that would be reasonably likely to cause any representation or warranty of any Seller contained herein to be untrue or inaccurate in any material respect at or prior to the Closing; (ii) any material failure of Sellers of which any Seller becomes aware to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers hereunder; and (iii) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.

(c) A Party’s receipt of information pursuant to this Section 6.6 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Party in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule.

6.7 Confidentiality. Purchaser hereby acknowledges and agrees that all information provided to Purchaser and/or any of its Affiliates or representatives by the Company, Sellers and their representatives is subject to the terms of that certain Confidentiality Agreement between KeyBanc Capital Markets (individually and as agent for the Company and the members of the Company) and Fortune Brands Home & Security, Inc. dated January 15, 2013 (the “NDA”), the terms of which are hereby incorporated herein by reference and which shall remain in effect. By its execution hereof, Purchaser hereby acknowledges and agrees that Purchaser shall be treated as if it were a party to and original signatory to the NDA. The NDA shall terminate as of the Closing Date. Notwithstanding anything contained herein to the contrary, the Parties acknowledge that they will jointly discuss the Contemplated Transactions with certain key customers of the Company, and each will notify employees with respect to the general terms of the Contemplated Transactions as required by applicable Law.

6.8 Pre-Closing Reorganization. The Company shall use commercially reasonable efforts to complete the Pre-Closing Reorganization in compliance with Law prior to Closing subject to documentation and in form reasonably acceptable to Purchaser.

6.9 Pre-Closing Corporate Entity Organizational Structure.

(a) Sellers and the Company acknowledge that Purchaser may propose to Sellers and the Company that the Contemplated Transactions be effected pursuant to an acquisition structure pursuant to which the Sellers would be required to reorganize the corporate entity organizational structure of the Company and its Subsidiaries (an “Alternative Structure”). If Purchaser requests that Sellers and the Company effect the Contemplated Transactions pursuant to an Alternative Structure within twenty (20) days of the date hereof, Sellers and the Company hereby agree to take such actions as are reasonably necessary to effect such Alternative Structure prior to Closing, including making such amendments to the Transaction Agreements as are reasonably necessary to effect such Alternative Structure, with any increased reasonable costs incurred by the Sellers in connection with such Alternative Structure to be paid or reimbursed by Purchaser.

(b) If Purchaser requests that Sellers and the Company effect the Contemplated Transactions pursuant to an Alternative Structure, Sellers may retain McGladrey & Pullen, LLP to perform a comparative analysis of the tax impact to Sellers for effecting the Contemplated Transactions pursuant to such Alternative Structure as compared to a sale of all of the Membership Interests of the Company, the results of which shall be provided to Sellers and Purchaser within ten (10) days following the request by Purchaser to Sellers. If the Contemplated Transactions are effected pursuant to such Alternative Structure, Purchaser shall indemnify and hold harmless each Seller for any Taxes incurred by such Seller for effecting the Contemplated Transactions pursuant to the Alternative Structure that are in excess of the Taxes that such Seller would have incurred as a result of the sale of the Membership Interests.

(c) If Purchaser does not request that Sellers and the Company effect the Contemplated Transactions pursuant to an Alternative Structure, Purchaser may request that Sellers cooperate with Purchaser (which cooperation shall not be unreasonably withheld, conditioned or delayed) to file any forms, reports or other filings with any Taxing Authority that may facilitate Purchaser effecting any post-Closing restructuring activities, all at Purchaser’s reasonable cost and expense, and Purchaser shall indemnify and hold Sellers harmless for any reasonable costs incurred in connection therewith or any adverse tax impact on Sellers caused by such post-Closing restructuring.

ARTICLE VII

POST-CLOSING COVENANTS

7.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other Party hereto reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under ARTICLE X below).

7.2 Litigation Matters. After the Closing, in the event and for so long as any Party hereto actively is contesting or defending against any Action in connection with (a) the Contemplated Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties hereto shall cooperate with such Party and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, in each case at reasonable times during normal business hours and in a manner so as not to interfere with the normal business operations of any such Party, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE X below).

7.3 Tax Matters.

(a) General. In addition to being responsible for payment of all income Taxes imposed upon Tan as a result of the Contemplated Transactions, Tan, subject to the limitations in this Section 7.3 and ARTICLE X, shall be responsible for all Tax Liabilities of the Company, each Subsidiary, each Seller and their respective Affiliates for Tax periods, or portions thereof, ending at or before the Effective Time.

(b) Filing Responsibility. The following provisions shall govern the allocation of responsibility for the preparation of Tax Returns before and after the Closing Date and payment of Taxes as between Purchaser and Sellers for certain Tax matters:

(i) Between the date of this Agreement and prior to the Closing Date, Sellers shall prepare and file, or shall cause the Company and each Subsidiary to prepare and file, on a timely basis, all Tax Returns that are required to be filed by the Company and such Subsidiary (taking account of extensions) on or prior to the Closing Date.

(ii) Sellers shall prepare or cause to be prepared, and shall file or cause to be filed, all Tax Returns for the Company and each Subsidiary for all Tax periods ending on or prior to the Effective Time that are required to be filed (taking account of extensions) on or after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices and applicable Law. In the event that any such Tax Return requires Purchaser’s signature or the signature of any employee or agent of the Company or Subsidiary, Purchaser shall sign or cause such person to sign the Tax Return provided that Purchaser is provided with a copy of each such Tax Return at least ten (10) Business Days prior to its due date (taking into account extensions) together with sufficient information to permit Purchaser to verify such Tax Return, and Sellers shall make such changes to any such Tax Returns as Purchaser shall reasonably request prior to its filing.

(iii) Purchaser shall prepare or cause to be prepared and shall file or cause to be filed any Tax Returns of the Company and each Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices and applicable Law. Purchaser shall provide Sellers with a copy of each such Tax Return at least ten (10) Business Days prior to its filing together with sufficient information to permit Sellers to verify the appropriate Tax treatment of all items on such Tax Return, and shall make such changes (that relate to a deviation from past practices or applicable Law) to any such Tax Returns as Sellers shall reasonably request prior to its filing. Tan shall be liable, subject to the limitations in this Section 7.3 and ARTICLE X, for and shall pay to Purchaser within five (5) days of notice Taxes which relate to the portion of such tax period ending on the Closing Date.

(iv) Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns required to be filed by the Company and each Subsidiary.

(v) Tan shall, subject to the limitations in Section 7.3 and ARTICLE X, pay or reimburse Purchaser for Taxes imposed upon the Company, each Subsidiary, each Seller and their respective Affiliates with respect to all Tax periods (or portions thereof) ending on or prior to the Closing Date within five (5) Business Days of Sellers’ receipt of written notice from Purchaser containing such information as is reasonably sufficient to permit Sellers to confirm that such Taxes are due and owing and Sellers’ responsibility therefor; provided, however, for the avoidance of doubt, and notwithstanding anything contained herein to the contrary, Tan shall not be liable for any such Taxes to the extent that such amount was reflected as an Liability in the Closing Balance Sheet (as finally determined pursuant to Section 2.4).

(vi) Purchaser shall pay Sellers any amount representing a refund or overpayment of any Taxes imposed upon the Company and the Subsidiaries with respect to all Tax periods (or portions thereof) as to which Sellers are liable pursuant to this Section 7.3 within five (5) Business Days of Purchaser’s receipt of such amount or, if earlier, at the time Purchaser claims any reduction of Tax due from the Company or any Subsidiary relating to such refund or overpayment; provided, however, that, for the avoidance of doubt, and notwithstanding anything contained herein to the contrary, Purchaser shall not be liable to Sellers with respect to any such refund or overpayment of Taxes to the extent that such amount was reflected as an asset in the Closing Balance Sheet (as finally determined pursuant to Section 2.4).

(vii) For purposes of this Section 7.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes but does not end at or prior to the Effective Time, the portion of such Tax which relates to the portion of such Tax period ending at the Effective Time shall (A) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period before the Effective Time and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended at the Effective Time. Any Tax credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended at the Effective Time.

(c) Tax Indemnification.

(i) Subject to the limitations in this Section 7.3, Tan hereby agrees to indemnify and hold harmless Purchaser from and against Liabilities of the Company, any Subsidiary and their respective Affiliates for Taxes (including, without limitation, withholding Taxes that apply to any interest paid, royalty payments or rents that are required to be paid to a third party in any country other than the payor’s country of formation) attributable to Tax periods (or portions thereof) of the Company, any Subsidiary or any of their respective Affiliates ending at or before the Effective Time. Tan hereby agrees to indemnify and hold harmless Purchaser from and against any Liabilities of Sellers for Taxes attributable to any Tax period. In addition, Tan agrees to indemnify and hold Purchaser harmless from and against any Liabilities of the Company, any Subsidiary and their respective Affiliates for Taxes allocable to Tax periods (or portions thereof) beginning after the Effective Time that arise out of a Tax Contest for a Tax period ending at or prior to the Effective Time that are attributable to a decrease in income or a gain, or an increase in deduction, loss or credit for a Tax period ending at or before the Effective Time in an amount not to exceed the amount of any refund of Tax actually received and retained by Sellers as a result thereof. Sellers’ indemnification obligations under this Section 7.3(c)(i) are referred to herein as the “Tax Indemnity”. Notwithstanding anything to the contrary herein, any obligations of Sellers under Section 7.3 shall be obligations of Tan.

(ii) For purposes of this Section 7.3 and the calculation of any indemnity payable or amount recoverable under this Agreement, any interest, penalties or additions to Tax accruing before or after the Effective Time with respect to a Liability for Taxes for which Purchaser is entitled to recover from Sellers shall be deemed to be attributable to a Tax period with respect to which Sellers are required to indemnify Purchaser.

(d) Tax Treatment of Indemnity Payments. Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for income Tax purposes, unless otherwise required by Law.

(e) Tax Contests. Purchaser shall inform Sellers of the commencement of any audit, investigation, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which Purchaser may be entitled to indemnity from Sellers hereunder. With respect to any Tax Contest involving any Tax period for which Sellers would be liable under this Section 7.3, Sellers shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest with counsel or other professional advisors reasonably satisfactory to Purchaser; provided, however, that (i) Sellers shall promptly notify Purchaser in writing of Sellers intention to control such Tax Contest, (ii) in the case of a Tax Contest relating to Taxes of the Company, any Subsidiary or any of their respective Affiliates for a Tax period beginning before and ending after the Effective Time, Sellers and Purchaser shall jointly control all proceedings taken in connection with any such Tax Contest, and (iii) if any Tax Contest would reasonably be expected to have a materially adverse effect on Purchaser, the Company, or any of their Affiliates in any Tax period beginning after the Effective Time, the Tax Contest shall not be settled or resolved without Purchaser’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if notice is given to Sellers of the commencement of any Tax Contest and Sellers do not, within twenty (20) Business Days after Purchaser’s notice is given, give written notice to Purchaser of its election to assume the defense thereof, Sellers shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected, in good faith, by Purchaser. The failure of Purchaser to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect Sellers’ obligations with respect thereto except to the extent that Sellers can demonstrate material loss and prejudice as a result of such failure. Purchaser and the Company shall use their reasonable efforts to provide Sellers with such assistance as may be reasonably requested by Sellers in connection with a Tax Contest controlled solely or jointly by Sellers.

(f) Amended Returns, etc.

(i) Except as required by Law or to the extent provided in Sections 7.3(e) and 7.3(f)(ii), without the prior written consent of Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), none of Purchaser, the Company, any Subsidiary or any Affiliate of Purchaser shall file any amended Tax Return with respect to any Tax period ending on or before the Effective Time, unless Purchaser, Company and any such Subsidiary or Affiliate agree to indemnify and hold Sellers harmless from and against any potential adverse Tax effect relating thereto and release Sellers from any claim under this Section 7.3 and ARTICLE X arising therefrom.

(ii) To the extent permitted by Law, each of Purchaser, the Company and the Subsidiaries may carry back, or cause or permit the Company and the Subsidiaries to carry back, for federal, state, local or non-U.S. Tax purposes to any taxable year or period, or portion thereof, ending on or before the Effective Time any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period (or portion thereof) occurring on or after the Effective Time, except to the extent that Sellers would be materially adversely affected by such carryback. To the extent that any Liability for which, but for such carryback, Sellers would be liable under Section 7.3(b)(vii) is thereby reduced or extinguished, Tan covenants to pay to Purchaser, the Company or the relevant Affiliate an amount equivalent to the Liability that would otherwise have arisen under Section 7.3(b)(vii). Any refunds of Taxes resulting from such carrybacks shall be for the benefit of Purchaser and the Company and the Subsidiaries, and Sellers shall have no entitlement thereto.

(g) Transfer and Similar Taxes. All real property transfer taxes, other transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase of the Membership Interests (collectively, “Transfer Taxes”), shall be paid by Purchaser.

(h) Payments. Purchaser may by written notice to Sellers make a claim for indemnification or recovery under this Section 7.3 which shall include a calculation of the amount of the requested indemnity or recovery payment and such additional information as may be reasonably sufficient to permit Sellers to verify such claim. Within ten (10) Business Days after the indemnity or recovery calculation has been provided, Sellers shall pay to Purchaser the recovery or indemnification amount determined to be due.

(i) Access and Assistance. Following the Effective Time, Purchaser shall and shall cause the Company and each of the Subsidiaries to give Sellers and their authorized representatives reasonable access during normal business hours upon at least five (5) Business Days’ prior written notice to the books and records of the Company to the extent relating to periods prior to or including the Effective Time as Sellers may reasonably request for purposes of preparing Tax Returns and conducting proceedings relating to Taxes. Purchaser, the Company, each of the Subsidiaries, Sellers and their Affiliates will provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to Liability for Taxes, or any other matter relating to Taxes and arising under this Section 7.3, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules and other records and information which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses. Purchaser will or will cause the Company and each of the Subsidiaries to retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns of the Company and the Subsidiaries, supporting work schedules and other records or information which may be relevant to such Tax Returns, and will not destroy or otherwise dispose of such materials without first providing Sellers with a reasonable opportunity to review and copy such materials.

(j) Treatment of Purchase. For U.S. federal income tax purposes, the Parties agree to treat the purchase of the Membership Interests by Purchaser as a purchase by Purchaser of all of the Company’s assets, as provided in Revenue Ruling 99-6, 1999-1 C.B. 432 Situation #2. Sellers have been given the opportunity to consult with their own Tax advisors with respect to the Tax consequences of the Contemplated Transactions.

7.4 Non-competition; Non-solicitation.

(a) Tanus, for himself and his Affiliates and Family Members, hereby agrees for a period of three (3) years following the Closing Date, and each Seller, hereby agrees for a period of two (2) years following the Closing Date, not to directly or indirectly:

(i) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend such Seller’s name or any similar name to, lend their credit to or render services, assistance or advice to, any Competing Business anywhere in North America; provided, however, that Tanus and his Affiliates and Family Members, and each such Seller may purchase or otherwise acquire up to (but not more than) five percent of any class of equity securities (including securities convertible into or exchangeable for such equity securities) of any Competing Business (but without otherwise participating in the activities of such Competing Business) if such equity securities (including securities convertible into or exchangeable for such equity securities) are listed on any national or registered security exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(ii) whether for Tanus, his Affiliates or Family Members or for such Seller’s own account or for the account of any other Person, solicit Competing Business from any Person known by any Seller to be a customer of the Company or any Subsidiary, whether or not Tanus, his Affiliates or Family Members, or such Seller had personal contact with such Person during and by reason of Tanus, his Affiliates or Family Members’ or such Seller’s employment or ownership of the Company;

(iii) whether for Tanus, his Affiliates or Family Members or for such Seller’s own account or the account of any other Person (A) solicit, any person who is an employee of the Company or any Subsidiary (except any individual identified on Schedule 7.4(a)(iii) of the Disclosure Schedule) or in any manner induce or attempt to induce any employee of the Company or any Subsidiary (except any individual identified on Schedule 7.4(a)(iii) of the Disclosure Schedule) to terminate his employment with the Company or any such Subsidiary; or (B) interfere with the Company’s or its Subsidiaries’ relationship with any Person; or

(iv) publicly disparage the Company, its Subsidiaries or any of their stockholders, members, managers, directors, officers, employees, or agents.

(b) The Parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Section 7.4 was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that, subject to the determination of a court of competent jurisdiction, Purchaser shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Section 7.4 and to enforce specifically the terms and provisions herein in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity (without any requirement to post bond).

(c) Tanus and each Seller acknowledge that the restrictions contained in this Section 7.4 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 7.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. If, at the time of enforcement of this Section 7.4, a court of competent jurisdiction determines that the restrictions stated herein are unreasonable under the circumstances then existing, Tanus and each Seller agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

7.5 Confidential Information. As a further inducement for Purchaser to enter into this Agreement, Tanus and each Seller agree that for three (3) years after the Closing Date, Tanus or such Seller shall, and shall cause its Affiliates to, hold in strictest confidence, and not, without the prior written approval of Purchaser, use for its own benefit or the benefit of any Person other than the Company, the Subsidiaries or Purchaser or disclose to any Person other than Purchaser (other than as required by Law) any Confidential Information (as such term is defined in the NDA) of the Company and its Subsidiaries.

7.6 General Release.

(a) Effective upon the Closing, Tanus, on behalf of himself and each of his Affiliates and Family Members, and each Seller, and each of their respective heirs, administrators, executors, officers, directors, employees, stockholders, partners, managers, members, agents and representatives, and the successors and assigns of each (individually, a “Releasor”, collectively, the “Releasors”), FULLY AND FINALLY RELEASES, ACQUITS AND FOREVER DISCHARGES, AND COVENANTS NOT TO SUE, the Company, the Subsidiaries, Purchaser and their respective Affiliates (and, to the extent they would be liable in respect of their position with the foregoing, each of the present and former officers, directors, stockholders, members, partners, managers, representatives, employees, agents, affiliates, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives and attorneys of the foregoing) (the “Released Parties”) from any and all Actions, Encumbrances, Contracts, promises, offers, Damages, Liabilities and compensation of any kind or nature whatsoever, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FORESEEN OR UNFORESEEN, KNOWN OR UNKNOWN, DISCLOSED OR UNDISCLOSED, MATURED OR UNMATURED, FIXED OR CONTINGENT, PAST, PRESENT OR FUTURE, IN LAW OR IN EQUITY (“Claims”), which Releasors now have, have ever had or may hereafter have against the Released Parties arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date; provided, however, that nothing contained herein shall operate to release (i) any obligations of Purchaser, the Company or its Subsidiaries arising under the Transaction Agreements, (ii) any of the other Transaction Agreements to which such Releasor is a party or (iii) any obligations for payment of amounts accrued on the Company’s Interim Financial Statements but not paid to any such Releasor prior to the Closing Date. In compliance with any Law which requires a specific release of unknown claims or benefits, Tanus and each Seller, individually and on behalf of its respective Releasors, acknowledges that this release includes a release of unknown claims (except Fraud Claims), and hereby expressly waives and relinquishes any and all such claims, rights or benefits that such may have which are unknown at the effective time of this release. Such Parties understand and agree that if, hereafter, such parties discover facts different from or in addition to those that they now know or believe to be true, that the waivers and releases granted hereby shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts, except in the case of Fraud Claims.

(b) Tanus and each Seller (on behalf of itself and each of its respective Releasors) further agrees not to institute any Action, and will not cooperate or assist in any such Action, against the Released Parties, or any of them, pursuing any Claim released pursuant to Section 7.6(a).

(c) Tanus and each Seller represents that it has not assigned any Claim or potential Claim against the Released Parties to any other Person.

(d) It is understood and agreed that the Company (on behalf of itself and the other Released Parties) does not admit any liability regarding the matters released hereby.

7.7 Expenses. Subject to the following sentence, each Party hereto shall be liable for its own expenses (including fees and disbursements of legal counsel, accountants, investment bankers and other advisors and consultants) incurred in connection with all obligations required to be performed by each of them under this Agreement. Without limiting the foregoing, (a) Sellers acknowledge that the Seller Expenses are the sole responsibility of Sellers, (b) the Parties hereto acknowledge that Transfer Taxes will be borne by Purchaser as provided in Section 7.3(g) and (c) the Parties hereto acknowledge that all Filing Fees will be borne as provided in Section 6.2(b).

7.8 Supply Arrangements. During the six (6) month period following the Closing Date, Tanus shall cause NAMCE, S. de R.L. de C.V. and Zoe Maderera y Vidrios de Rio Bravo S. de R.L. de C.V. to continue to supply the Company and its Subsidiaries on terms and at levels consistent with past practice. During the six (6) month period following the Closing, Tanus and Purchaser shall use their commercially reasonable efforts to cause NAMCE, S. de R.L. de C.V. and Zoe Maderera y Vidrios de Rio Bravo S. de R.L. de C.V., on the one hand, and the Company, on the other hand, to negotiate and enter into mutually acceptable supply agreements; provided, however, that neither Purchaser nor the Company shall have any obligation to enter into such supply agreements.

ARTICLE VIII

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

Purchaser’s obligation to consummate the Contemplated Transactions is subject to the fulfillment or satisfaction of each of the following conditions:

8.1 Correctness of Representations and Warranties. Each of the representations and warranties of any Seller contained herein and in the certificate delivered to Purchaser pursuant to Section 8.4 shall be true and correct in all material respects (except that any representations and warranties of any Seller that are qualified by materiality (including by the phrase “Material Adverse Change” or “in all material respects” or any word or phrase of similar import) shall be true and correct in all respects) as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement and taking into account the Pre-Closing Reorganization, except for those representations and warranties that address matters as of a specific date (in which case such representations and warranties shall have been true and correct as of such particular date).

8.2 Compliance With Agreements. Sellers and Tanus shall each have performed and complied in all material respects with all of their agreements, covenants and obligations under this Agreement and the other Transaction Agreements required to be performed or complied with on or prior to the Closing Date.

8.3 Absence of Litigation; No Injunction. No Action shall be pending before any Governmental Body to restrain or prohibit the Contemplated Transactions, and no Order should have been issued, enacted or entered restraining, enjoining or otherwise prohibiting the Contemplated Transactions.

8.4 Closing Certificate. Sellers shall have delivered to Purchaser a certificate to the effect that each of the conditions specified in Section 8.1, Section 8.2 and Section 8.3 is satisfied in all respects.

8.5 HSR Act and Mexican Competition Law; Consents. The FCC Approval shall have been obtained. Any waiting periods or extensions thereof under the HSR Act with respect to the Contemplated Transactions, all Change of Control Consents and all Change of Control Notices and all other Authorizations that are otherwise required to consummate the Contemplated Transactions shall have expired, been terminated, been made or been obtained.

8.6 Company Indebtedness; Employee Loans. At least two (2) Business Days prior to Closing, Sellers shall have delivered to Purchaser an updated statement of the Company Indebtedness as of the Closing. Prior to or simultaneously with the Closing, all Company Indebtedness shall have been paid in full by the Company and all loans or other extensions of credit to employees must have been paid.

8.7 Payoff Letters. Sellers shall have delivered to Purchaser payoff letters from all lenders indicating the amounts necessary to retire all existing Company Indebtedness (the “Payoff Letters”), accompanied by fully executed UCC termination statements or other releases for all Encumbrances on the Membership Interests or any asset of the Company or its Subsidiaries that are not Permitted Encumbrances. In addition, the Sellers shall provide Purchaser evidence that any Encumbrance in favor of Brookstone Partners Acquisition XVI, LLC or any of its Affiliates on any Membership Interests shall have been released.

8.8 Bank Accounts. Sellers shall have provided Purchaser with access to and control over all bank accounts and other accounts of the Company and each Subsidiary.

8.9 Leased Real Property Deliverables. Sellers shall have delivered to Purchaser the following with respect to the Leased Real Property:

(a) A lease termination agreement, dated effective as of the Closing Date, executed by RST Texas Real Estate L.P., as lessor under that certain Lease Agreement dated May 18, 2012 with respect to that certain property located at 1704 E. Haggar Ave., Weslaco, Texas (the “Plant IV Lease”) confirming that, effective as of the Closing Date, the Plant IV Lease has been terminated pursuant to its terms, that Woodcrafters Home Products LLC, a Delaware limited liability company, as tenant has performed all of its obligations, financial and otherwise, under the Plant IV Lease and has vacated the premises subject to the Plant IV Lease, and providing for a release of tenant from any and all liabilities and obligations thereunder after the Closing Date.

(b) An assignment and assumption of lease, dated effective as of the Closing Date, executed by Woodcrafters TX L.P., a Texas limited partnership (the “Texas L.P.”), as assignor, and Woodcrafters Home Products LLC, a Delaware limited liability company, as assignee (the “Lease Assignee”), pursuant to which the Texas L.P. will assign to Lease Assignee, and Lease Assignee will assume, all of Texas L.P.’s right, title and interest, as tenant, in that certain lease dated September 1, 2004 with respect to that certain property located at 2961-F Olympic Industrial Drive, in Cobb County, GA.

8.10 Resignations. Sellers shall have delivered to Purchaser:

(a) The duly signed written resignations of such of the officers and directors of the Company and the Subsidiaries as are designated by Purchaser to resign, such resignations to be effective as of the Closing.

(b) Copies of the shareholders meeting minutes at which the shareholders, members or partners of the Company and each of the Subsidiaries, as the case may be, shall have resolved to: (i) subject to the delivery of the resignation letters described in Section 8.10(a), appoint a new board of directors, with the persons indicated by Purchaser in writing delivered by Purchaser to Sellers no later than five (5) days prior to the Closing Date; (ii) grant new powers of attorney (including powers of attorney to the persons that as of Closing shall be authorized to manage the Company’s bank accounts), as indicated in writing by Purchaser; and (iii) revoke any existing powers of attorney conferred in favor of any attorneys-in-fact as indicated in writing by Purchaser.

(c) Evidence that each of the employment agreements by and between the Company, and each of Tanus, Bosch, Guerrero, Lugo and Steven Strasevicz, respectively, have been terminated at or prior to Closing.

8.11 Opinions of Counsel. Purchaser shall have received from White & Case LLP and Heather & Heather S.C., special counsel to Sellers and the Company, opinions of such counsel, dated as of the Closing Date, in substantially the forms attached hereto as Exhibit D and Exhibit E, respectively.

8.12 Closing Certificates. Sellers, the Company and the Subsidiaries shall have delivered to Purchaser (a) a copy of the certificate of incorporation, certificate of formation or other governing documents of the Company and each Subsidiary certified by the Secretary of State (as applicable) of their respective jurisdictions of organization as of a date not more than five (5) days prior to the Closing Date, (b) a true and correct copy of their respective bylaws, limited partnership agreement or operating agreement, (c) good standing certificates (if applicable) from the state of their respective jurisdictions of incorporation or organization as of a date not more than five (5) days prior to the Closing Date, and (d) good standing certificates (if applicable) from those jurisdictions in which each is qualified to do business as of a date not more than five (5) days prior to the Closing Date. Purchaser shall have received from Sellers an officer’s certificate dated as of the Closing Date signed by each Seller (or an officer thereof, if such Seller is a corporation or a limited liability company) and, if such Seller is a corporation or a limited liability company, giving the name and bearing a specimen signature of each individual authorized to sign, in the name and on behalf of such Seller, this Agreement and each of the Transaction Agreements to which such Seller is or is to become a party, together with certification as to the accuracy of items (a) and (b) above and true and correct copies of all resolutions of the stockholders and directors of such Seller, if such Seller is a corporation or a limited liability company, approving this Agreement and the Contemplated Transactions.

8.13 Minute Books and Equity Record Books. Sellers shall have delivered to Purchaser the minute books and records of the Company and each Subsidiary including all equity securities ledgers.

8.14 FIRPTA Certificates. Sellers shall have executed and delivered to Purchaser certificates of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form reasonably acceptable to Purchaser.

8.15 No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change.

8.16 Assignment of Membership Interests. Each Seller shall have delivered to Purchaser on Closing a duly executed instrument of assignment in the form of Exhibit F executed by Seller with respect to Seller’s Membership Interests.

8.17 Pre-Closing Reorganization. Sellers and the Company shall have carried out Reorganization Step One, Reorganization Step Two and Reorganization Step Three.

8.18 Proof of Corporate Action. Purchaser shall have received from Sellers copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate and shareholder action taken to authorize the execution, delivery and performance of this Agreement and each of the Transaction Agreements to which Tan or WGP is a party.

8.19 Name Change of Subsidiary. Sellers shall have delivered, or caused to be delivered, to Purchaser evidence to the reasonable satisfaction of Purchaser, that (a) the corporate name of Servicios Laborales Especializados de Mexico, S.A. de C.V. has been changed to “Servicios Laborales de Campeche, S.A. de C.V.” (which, for purposes of Section 6.1(d)(i) hereof, Sellers are hereby permitted to carry out), and that proper filings therefore have been made with the applicable Public Registry of Commerce, and (b) the name “Servicios Laborales de Campeche, S.A. de C.V.” is for all legal purposes the only corporate name used by or registered with any Governmental Body, except, with respect to this subparagraph (b), to the extent any such failure could not reasonably be expected to have a material adverse effect on such Subsidiary.

8.20 Delivery of Other Transaction Agreements. Sellers shall have delivered, or caused to be delivered, to Purchaser a duly executed Escrow Agreement, License Agreement and Limited Guaranty Agreement.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the Contemplated Transactions are subject to the fulfillment or satisfaction of each of the following conditions:

9.1 Correctness of Representations and Warranties. Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects (except that any representations and warranties of Purchaser that are qualified by materiality

(including by the phrase “Material Adverse Change” or “in all material respects” or any word or phrase of similar import) shall be true and correct in all respects) as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement, except for those representations and warranties that address matters as of a specific date (in which case such representations and warranties shall have been true and correct as of such particular date).

9.2 Compliance with Agreements. Purchaser shall have performed and complied in all material respects with all of its agreements, covenants and obligations under this Agreement and the other Transaction Agreements required to be performed or complied with on or prior to the Closing Date.

9.3 Absence of Litigation. No Action shall be pending before any Governmental Body to restrain or prohibit the Contemplated Transactions, and no Order has been issued, enacted or entered restraining, enjoining or otherwise prohibiting the Contemplated Transactions.

9.4 Closing Certificate. Purchaser shall have delivered to Sellers a certificate to the effect that each of the conditions specified in Section 9.1, Section 9.2 and Section 9.3 is satisfied in all respects.

9.5 HSR Act and Mexican Competition Law; Consents. The FCC Approval shall have been obtained. Any waiting periods and extensions thereof under the HSR Act with respect to the Contemplated Transactions, all Change of Control Consents and all Change of Control Notices and all other Authorizations that are otherwise required to consummate the Contemplated Transactions shall have expired, been terminated, been made or been obtained.

9.6 Proof of Corporate Action. Sellers shall have received from Purchaser copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate and stockholder action taken to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Agreements to which Purchaser is a party.

9.7 Incumbency Certificate. Sellers shall have received from Purchaser an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual authorized to sign, in the name and on behalf of Purchaser, this Agreement and each of the other Transaction Agreements to which Purchaser is or is to become a party.

9.8 Delivery of Other Transaction Agreements. Purchaser shall have delivered, or caused to be delivered, to Sellers a duly executed Escrow Agreement and Limited Guaranty Agreement.

ARTICLE X

INDEMNIFICATION AND RELATED MATTERS

10.1 Indemnification by Sellers.

(a) Subject to the limitations set forth in this ARTICLE X, Tan shall indemnify and hold Purchaser, the Company and their respective post-Closing Affiliates and each of their respective officers, directors, employees, stockholders, partners, managers, members, agents and representatives, and the successors and assigns of each (each a “Purchaser Indemnified Party”), harmless from and against and in respect of any Damages, which such Purchaser Indemnified Party has incurred arising out of, attributable to or based upon:

(i) any breach of any representation or warranty made by any Seller in ARTICLE III or ARTICLE IV;

(ii) any breach by any Seller, Tanus or the Company of, or failure of any Seller, Tanus or the Company to comply with, any covenant or obligation of Sellers, Tanus or the Company contained in this Agreement;

(iii) any breach of any representation or warranty by Tan of Section 4.23 (nothwithstanding any exceptions to Section 4.23 set forth in the Disclosure Schedules relating thereto);

(iv) any Action by or on behalf of any shareholders (or former shareholders) of FAEVS Holding Inc. (d/b/a Bari Homes) or any of their Affiliates relating to FAEVS Holding Inc. (d/b/a Bari Homes), its business, and any relationship with FAEVS Holding Inc. (d/b/a Bari Homes) to the extent such claim arose prior to the Closing Date or is based upon facts or circumstances that occurred prior to the Closing Date;

(v) any Action by or on behalf of any members (or former members) of TruStone Products, LLC or any of their Affiliates relating to TruStone Products, LLC, its business, and any relationship with TruStone Products, LLC to the extent such claim arose prior to the Closing Date or is based upon facts or circumstances that occurred prior to the Closing Date; and

(vi) any Action by or on behalf of Brookstone Partners Acquisition XVI, LLC or any of its Affiliates relating to the Company, any Subsidiary, the Company’s or any Subsidiary’s business, and any relationship with the Company or any Subsidiary to the extent such claim arose prior to the Closing Date or is based upon facts or circumstances that occurred prior to the Closing Date.

10.2 Indemnification by Purchaser. Subject to the limitations set forth in this ARTICLE X, Purchaser shall indemnify and hold Sellers and their post-Closing Affiliates, and each of their respective heirs, administrators, executors, officers, directors, employees, stockholders, partners, managers, members, agents and representatives, and the successors and assigns of each (each a “Seller Indemnified Party”), harmless against and in respect of any Damages, which Seller Indemnified Party has incurred arising out of or based upon:

(a) any breach of any representation or warranty made by Purchaser in ARTICLE V; or

(b) any breach by Purchaser of, or failure of Purchaser to comply with, any covenant or obligation of Purchaser contained in this Agreement.

10.3 Survival of Representations, Warranties and Covenants; Limitations.

(a) Time Limitations and Extensions. The representations, warranties and covenants of Sellers (or any Seller) and Purchaser contained in this Agreement and in any certificate delivered pursuant to Section 8.4 or Section 9.4 hereof shall survive the Closing until the date that is eighteen (18) months from the Closing Date, except that (i) the representations and warranties contained in Section 3.1 (Organization; Authorization; Binding Obligations), Section 3.2 (Ownership of Membership Interests), Section 3.4 (Authorizations), Section 3.6 (No Brokers or Finders), Section 4.1 (Organization and Good Standing; Authorization), Section 4.2(a) (Subsidiaries), Section 4.3 (Capitalization), Section 4.24 (No Brokers or Finders), Section 5.2 (Authorization; Effect of Agreement), Section 5.6 (No Brokers or Finders) (collectively, the “Fundamental Representations”) shall survive indefinitely; and (ii) the representations and warranties contained in Section 4.16 (Taxes) and Section 4.23 (Environmental Compliance) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof). Each covenant and other agreement of Purchaser and Sellers hereunder shall survive in accordance with its terms. No Party shall have any Liability for any claim for indemnification under ARTICLE X unless a Claim Notice is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Notice only, until such claim is resolved, whether or not the amount of the Damages resulting from such breach has been finally determined at the time the Claim Notice is given.

(b) Basket. Notwithstanding anything to the contrary contained in this Agreement, Tan shall not be liable to Purchaser Indemnified Parties for indemnification under Section 10.1 unless and until the aggregate Damages which may be recovered from Tan exceeds $2,000,000 (the “Basket”), in which case Tan shall be liable for only the aggregate amount of Damages in excess of the Basket. The limitation in this Section 10.3(b) shall not apply to Damages relating to or arising out of any breach of the Fundamental Representations or intentional or fraudulent misrepresentations (“Fraud Claims”).

(c) Cap. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Damages which may be recovered for indemnification pursuant to Section 10.1 or Section 10.2, as applicable, shall be $30,000,000 (the “Cap”); provided, that, (i) for Damages incurred in connection with or arising from any breach of the Fundamental Representations, the Cap shall be the Purchase Price, and (ii) if the aggregate amount of indemnifiable Damages exceeds $30,000,000 as a result of any breach of any representation or warranty in Section 4.16 (Taxes) or Section 4.23 (Environmental Compliance) or any covenant in Section 7.3 (Tax Matters) (the “Tax and Environmental Claims”), the Cap shall be increased to $45,000,000, but only to the extent of such Damages arising from such Tax and Environmental Claims. The limitation in this Section 10.3(c) shall not apply to Damages relating to or arising out of any breach of a post-Closing covenant in this Agreement (other than Section 7.3 or Section 7.8) or intentional or fraudulent misrepresentations.

(d) Knowledge. The right to indemnification, payment of Damages or other remedy based on any breach of the representations, warranties, covenants, and obligations set forth herein and in the Transaction Agreements will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

(e) Purchase Price Adjustments. Notwithstanding anything in this Agreement to the contrary, no Purchaser Indemnified Party shall be entitled to indemnification for any Damages to the extent that such Damages were included within the calculation of the Purchase Price Adjustments.

10.4 Procedures with Respect to Claims.

(a) Inter-Party Claims. In order for a Purchaser Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to seek indemnification pursuant to this ARTICLE X, with respect to any matter not covered by Section 10.4(b), the Indemnified Party shall, provide the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) a notice in writing (a “Claim Notice”) specifying in reasonable detail the basis of such claim and the claimed amount of such Damages, to the extent then known (the “Claimed Amount”); provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except and only to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such Claim Notice. Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a response (the “Response”) in which the Indemnifying Party shall either:

(i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer;

(ii) agree that the Indemnified Party is entitled to receive some other amount mutually agreed between the Indemnified Party and the Indemnifying Party (the “Agreed Amount”), in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; or

(iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount, specifying in reasonable detail the grounds for such dispute and the amount of Damages for which the Indemnifying Party believes it should be responsible (a “Dispute”). During the thirty (30) day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If such Dispute is not resolved during such thirty (30) day period, such Dispute shall be resolved in a state or federal court, in accordance with Sections 11.10 and 11.11.

In the event that an Indemnifying Party does not deliver a Response within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall be deemed to have agreed that the Indemnified Party is entitled to receive all of the Claimed Amount.

(b) Procedures with Respect to Third-Party Claims.

(i) In the event an Indemnified Party is made a party to a Third Party Claim arising out of a matter for which such Indemnified Party is entitled to be indemnified pursuant to this ARTICLE X, such Indemnified Party shall, within twenty (20) days after receiving actual notice of such Third Party Claim, notify the Indemnifying Party in writing of the Third Party Claim (which notice shall specify in reasonable detail the facts and circumstances giving rise to such Third Party Claim); provided, however, that failure to give or any delay in such notification shall not affect the indemnification provided hereunder except and only to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. As used herein, “Third Party Claim” means an Action which is asserted or threatened by a party other than the Parties hereto, their successors and permitted assigns against an Indemnified Party.

(ii) The Indemnifying Party may assume the defense of any Third Party Claim with counsel selected by the Indemnifying Party (provided such counsel is reasonably acceptable to each Indemnified Party and which shall be deemed acceptable if each such Indemnified Party does not otherwise notify the Indemnifying Party within ten (10) days after having been notified in writing of the identity thereof) by providing written notice to the Indemnified Party within twenty (20) days after receiving written notice of the Third Party Claim from the Indemnified Party pursuant to Section 10.4(b)(i); provided, that if the Indemnifying Party is any Seller, such Indemnifying Party shall not have the right to assume or direct the defense of any such Third Party Claim that (A) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (B) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to participate and reasonably consult and advise in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, provided, that if the named parties to such action, suit, proceeding or claim include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party has been advised in writing by its counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party’s expense (subject to the limitations set forth in this ARTICLE X), to separate counsel of its own choosing. Regardless of the party controlling the defense or prosecution of a Third Party Claim (such controlling party being, the “Controlling Party”), all Indemnifying and Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such reasonable cooperation shall include the retention and (upon the non-Controlling Party’s request) the provision to the Controlling Party of records and information in the Controlling Party’s possession that are reasonably relevant to such Third Party Claim, and making the Controlling Parties’ respective agents and representatives available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder. Provided that the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement, compromise or discharge of any Third Party Claim in respect of which any Indemnified Party is named, unless such settlement, compromise or discharge, as the case may be, (x) includes an unconditional written release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party, from all Liability on claims that are the subject matter of such Third Party Claim, (y) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (z) does not impose any continuing material obligation or restrictions on any Indemnified Party.

10.5 Calculation and Mitigation of Damages. The amount of any Damages for which indemnification is provided under this ARTICLE X shall be net of any amounts actually recovered by such Indemnified Party under insurance policies or other collateral sources with respect to such Damages (net of any deductible incurred in obtaining such proceeds). If the amount to be netted hereunder in connection with a collateral source from any payment required under Section 10.1 or Section 10.2 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE X, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE X had such receipt occurred at the time of such payment.

10.6 Indemnity Holdback Amount. Any amounts owed by any Seller to a Purchaser Indemnified Party for Damages after the Closing Date shall be satisfied in the following manner: (a) first, as a set off against the Indemnity Holdback Amount and (b) second, to the extent such amounts exceed the then current balance of the Indemnity Holdback Amount, as a claim directly against such Seller.

10.7 Exclusive Remedy. Purchaser and Sellers acknowledge, on their behalf and on behalf of the other Seller Indemnified Parties and the other Purchaser Indemnified Parties, as the case may be, that their sole and exclusive remedy with respect to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE X and Section 7.3 (other than related to Fraud Claims); provided, however, that this shall not affect the right of any party to seek or obtain specific performance or other equitable remedies where there is no adequate remedy at Law, subject to determination by a court of competent jurisdiction.

10.8 Tax Treatment of Indemnification Payments. Any indemnification payment made pursuant to ARTICLE X of this Agreement shall be an adjustment to the Purchase Price for U.S. federal and applicable state and local income Tax purposes. Unless otherwise required by Law, no Party shall take any position inconsistent with the foregoing for any U.S. federal or applicable state or local income Tax purposes.

ARTICLE XI

MISCELLANEOUS

11.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by Purchaser upon 5 days’, or such lesser number of days prior to the Closing Date, notice following a breach of any representation, warranty, covenant or agreement on the part of any Seller or Tanus set forth in this Agreement, or if any representation or warranty of any Seller shall have become untrue, in either case such that the conditions set forth in ARTICLE VIII would not be satisfied, and Sellers, any Seller, Tanus or the Company are unable to cure such deficiency within such five (5) day, or less number of days, period; provided, that Purchaser shall not be able to exercise this termination right if, at the time of such notice or at any time in the notice and cure period triggered by it, Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach individually or in combination with any other such breach, would cause the conditions set forth in ARTICLE IX not to be satisfied;

(ii) by Tan upon 5 days’, or such lesser number of days prior to the Closing Date, notice following a breach of any representation, warranty, covenant or agreement or failure to satisfy any condition on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall become untrue, in either case such that the conditions set forth in ARTICLE IX would not be satisfied, and Purchaser is unable to cure such deficiency within such five (5) day, or less number of days, period; provided, that Tan shall not be able to exercise this termination right if, at the time of such notice or at any time in the notice and cure period triggered by Tan’s notice, Sellers, any Seller or Tanus is in breach of any representation, warranty or covenant contained in this Agreement, and such breach individually or in combination with any other such breach, would cause the conditions set forth in ARTICLE VIII not to be satisfied;

(iii) by Tan or Purchaser if the Closing shall not have occurred by August 30, 2013; provided, however, that the right to terminate this Agreement under this Section 11.1 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iv) by either Tan or Purchaser in the event that any Governmental Body shall have issued any Order or taken any other action restraining, enjoining or otherwise prohibiting the Contemplated Transactions and such order or other action shall have become final and nonappealable; or

(v) by the mutual written consent of the Parties.

(b) If any Party terminates this Agreement pursuant to this Section 11.2, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except in the event of a termination pursuant to Section 11.2(a)(i) or 11.2(a)(ii) above, for any Liability of any Party then in breach); provided, however, that the provisions contained in Sections 6.7, 7.5 and 11.2(b) shall survive termination indefinitely.

11.2 Publicity; Confidentiality.

(a) No press release or other public announcement with respect to this Agreement or any of the Transaction Agreements or any of the Contemplated Transactions may be made by a Party unless and until the text of the announcement and the time and manner of its release have been approved by the other Parties. Sellers and Purchaser will consult with each other concerning the means by which the Company’s employees, customers, suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Sellers will have the right to be present for any such communication. If a Party is bound by Law to make a press release or other public announcement, such Party may do so, notwithstanding the failure of the other Party to approve same, provided:

(i) the other Party is given at least three (3) Business Days’ prior written notice of the intention to make such announcement and has a reasonable opportunity to comment on the announcement; and

(ii) the announcement merely relates the facts and then only to the extent necessary to satisfy the specific legal requirement.

(b) Subject to Section 11.2(a), the terms of this Agreement shall remain strictly confidential. Each Party hereto individually covenants not to disclose any of the terms of this Agreement, whether generally or specifically, to any third party, except as may be required by a Party’s attorneys, accountants or insurers, or by Order of a court of competent jurisdiction. The Parties hereto further acknowledge and agree that all information provided by one Party to another is subject to the terms of the NDA, the terms of which are hereby incorporated by reference and which shall remain in effect following Closing.

11.3 Entire Agreement. This Agreement, together with the Disclosure Schedule, the other Transaction Agreements and the NDA constitute the entire agreement between the Parties hereto with respect to the Contemplated Transactions and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the Contemplated Transactions.

11.4 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine or electronic mail (with a confirmation copy sent by one of the other methods authorized in this Section 11.4), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or deposited with the U.S. Postal Service and mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to Tan, WGP or the Company (pre-Closing), to:

Tan U.S. Group, Inc.

2300 W Pike Boulevard, Suite 103

Weslaco, Texas 78596

Fax No.: (956) 514-0910

E-mail: abrahamtanus@woodcrafters-tx.com

Attn: Abraham Tanus

in each case, with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131

Fax No.: (305) 358-5744

E-mail: chansen@whitecase.com

Attn: Christian W. Hansen

If to Jones, to:

Mitchell J. Jones

1603 Scobey Ave.

Donna, Texas 78537

E-mail: MitchJones@woodcrafters-tx.com

with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131

Fax No.: (305) 358-5744

E-mail: chansen@whitecase.com

Attn: Christian W. Hansen

If to Vazquez, to:

Richard J. Vazquez

4028 S. Mile 4 West

Weslaco, Texas 78596

E-mail: RickVazquez@woodcrafters-tx.com

with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131

Fax No.: (305) 358-5744

E-mail: chansen@whitecase.com

Attn: Christian W. Hansen

If to Lugo, to:

Samuel Lugo

1812 Forest Lane

Weslaco, Texas 78596

E-mail: SamLugo@woodcrafters-tx.com

with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131

Fax No.: (305) 358-5744

E-mail: chansen@whitecase.com

Attn: Christian W. Hansen

If to Villareal, to:

Ricardo A. Villarreal

4306 Vida Grande

Weslaco, Texas 78596

E-mail: RicardoVillarreal@woodcrafters-tx.com

with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131

Fax No.: (305) 358-5744

E-mail: chansen@whitecase.com

Attn: Christian W. Hansen

If to Barr, to:

Richard W. Barr

1107 Ambrosia Dr.

Weslaco, Texas 78596

E-mail: rickbarr@woodcrafters-tx.com

with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131

Fax No.: (305) 358-5744

E-mail: chansen@whitecase.com

Attn: Christian W. Hansen

If to Guerrero, to:

Rodolfo Guerrero

P.O. Box 299

Weslaco, Texas 78599

E-mail: rudyguerrero@woodcrafters-tx.com

with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131

Fax No.: (305) 358-5744

E-mail: chansen@whitecase.com

Attn: Christian W. Hansen

If to Bosch, to:

Eric Diaz Bosch

611 W. Maple Ave.

McAllen, Texas 78501

E-mail: ericdiaz@woodcrafters-tx.com

with a copy (which shall not constitute notice) to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131

Fax No.: (305) 358-5744

E-mail: chansen@whitecase.com

Attn: Christian W. Hansen

If to Purchaser or the Company (post-Closing), to:

Fortune Brands Home & Security, Inc.

120 Lake Cook Road, Suite 400

Deerfield, Illinois 60015

Fax No.: (847) 484-4490

E-mail: Chuck.Elias@fbhs.com and Lauren.Tashma@fbhs.com

Attn: SVP, Strategy & Corporate Development and General Counsel

with a copy (which shall not constitute notice) to:

Stinson Morrison Hecker LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

Fax: (816) 412-1038

E-mail: jbowling@stinson.com

Attn: Jack A. Bowling

Notices shall be deemed delivered upon the earlier to occur of (a) receipt by the Party to whom such notice is personally delivered, (b) if sent by facsimile machine or electronic mail, the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt or email confirmed “sent”) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, the next Business Day after such notice is sent, (c) if sent by commercial overnight delivery service, the first Business Day following the day such notice is deposited such service or (d) the fifth Business Day following deposit of such notice with the U.S. Postal Service as aforesaid. Each Party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

11.5 Binding Effect; Assignment. Except as otherwise provided in this Section 11.5, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Sections 10.1 and 10.2, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted assignment without the required consent shall be void; provided that Purchaser shall not be required under this Section 11.5 to obtain the prior written consent of Sellers in connection with the assignment of Purchaser’s rights hereunder (a)

as collateral in connection with any financing of Purchaser, any of its Affiliates or the Company, (b) to any of its Affiliates or (c) in connection with any sale of all or substantially all of the assets or securities of Purchaser, any of its Affiliates or the Company, including by way of a merger; provided under subsections (b) and (c), the assignee assumes all of the Liabilities of Purchaser hereunder and, if pursuant to subsections (a), (b) and (c), Purchaser remains liable for all of its Liabilities hereunder.

11.6 Amendments; Waivers; Remedies Cumulative. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by Purchaser and Sellers. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the Parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof. The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

11.7 Counterparts; Signatures by Telecopy. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by telecopy or electronic mail transmissions shall constitute originals.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to agreements made and to be performed therein, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

11.9 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10 Consent to Jurisdiction.

(a) EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE, AS WELL AS TO THE JURISDICTION

OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 11.10 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 11.4 OF THIS AGREEMENT.

11.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law. Except as provided in Section 7.4(c), upon such determination that any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent permitted by Law.

11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached, and for which there is no adequate remedy at Law. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof for which there is no adequate remedy at law, in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, subject to a determination by a court of competent jurisdiction.

11.13 Further Assurances. Each Party hereto shall, at the reasonable request of the other Parties hereto, execute and deliver such further instruments and agreements and take such further action as may be necessary or appropriate to effectuate the intent of this Agreement.

11.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Membership Interest Purchase Agreement as of the day and year first written above.

PURCHASER:

MASTERBRAND CABINETS, INC.

By:	/s/ Charles Elias, Jr.
Name: Charles Elias, Jr.
Title: Vice President

COMPANY:

WOODCRAFTERS HOME PRODUCTS HOLDING, LLC

By:	/s/ Abraham Tanus
Name: Abraham Tanus
Title: Manager

SELLERS:

TAN U.S. GROUP, INC.

By:	/s/ Abraham Tanus
Name: Abraham Tanus
Title: President

WOODCRAFTERS GP, LLC

By:	/s/ Abraham Tanus
Name: Abraham Tanus
Title: Manager

/s/ Mitchell J. Jones
MITCHELL J. JONES

/s/ Richard J. Vazquez
RICHARD J. VAZQUEZ

Signature Page to Membership Interest Purchase Agreement

/s/ Samuel Lugo
SAMUEL LUGO

/s/ Ricardo A. Villarreal
RICARDO A. VILLARREAL

/s/ Richard W. Barr
RICHARD W. BARR

/s/ Rodolfo Guerrero
RODOLFO GUERRERO

/s/ Eric Diaz Bosch
ERIC DIAZ BOSCH

TANUS:

/s/ Abraham Tanus
ABRAHAM TANUS,
SOLELY FOR THE PURPOSES SET FORTH IN SECTIONS 6.4, 7.4, 7.5, 7.6, 7.8 AND ARTICLE XI HEREOF

Signature Page to Membership Interest Purchase Agreement